Ex. 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ADC TELECOMMUNICATIONS, INC.,

HAZELTINE MERGER SUB, INC.

and

LGC WIRELESS, INC.

OCTOBER 21, 2007
AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated October 21, 2007, is made and entered into by and among ADC Telecommunications, Inc., a Minnesota corporation (“Parent”), Hazeltine Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and LGC Wireless, Inc., a Delaware corporation (the “Company”). Merger Sub and the Company are sometimes collectively referred to herein as the “Constituent Corporations”.

WITNESSETH:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders and stockholders that Merger Sub be merged with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”) and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will be a wholly owned subsidiary of Parent (the “Merger”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Merger; and

WHEREAS, as an inducement to Parent to enter into this Agreement, certain principal stockholders of the Company are concurrently herewith entering into Voting Agreements (the “Voting Agreement”) in substantially the form attached hereto as Exhibit A, whereby each such stockholder agrees to vote in favor of the Merger and all other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

The Merger

1.1 The Merger. At the Effective Time (as defined in Section 1.3 hereof), subject to the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

1.2 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Effective Time. Subject to the terms and conditions of this Agreement, the parties hereto will cause a copy of the Certificate of Merger, in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) to be executed, delivered and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL at the time of the Closing (as defined in Section 1.7 hereof). The Merger shall become effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be agreed to by the parties and set forth in the Certificate of Merger. The time of effectiveness of the Merger is herein referred to as the “Effective Time”. The day on which the Effective Time occurs is herein referred to as the “Effective Date”.

1.4 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation; provided, however, that, at the Effective Time, Section 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “Name. The name of the corporation is LGC Wireless, Inc.” and Section 4 of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “Capital Stock. The total number of shares that the corporation is authorized to issue is 150,000,000, par value $0.01 per share, all of which shares are designated as common stock.” Immediately after the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 150,000,000 shares of common stock, par value $0.01 per share. At the Effective Time, the Surviving Corporation’s Bylaws shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time and such Bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

1.5 Directors and Officers. From and after the Effective Time, the directors of the Surviving Corporation shall be the Persons who were the directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Corporation shall be the Persons who were the officers of Merger Sub immediately prior to the Effective Time. Said directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable law. If, at or after the Effective Time, a vacancy shall exist on the board of directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.6 Taking of Necessary Action; Further Action. Parent, Merger Sub and the Company, respectively, shall each use its or their best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL at the time specified in Section 1.3 hereof. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the provisions of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, powers and franchises of either of the Constituent Corporations granted pursuant to the Merger, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

1.7 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota, within three business days after the date on which the last of the conditions set forth in Article VII hereof, other than the delivery of any documents required to be made at the Closing, shall have been satisfied or waived, or at such other place and on such other date as is mutually agreeable to Parent and the Company (the “Closing Date”). The Closing will be effective as of the Effective Time.

Article II

Conversion of Securities

2.1 Definitions. The following terms used in this Article II shall have the following meanings:

(a) “Company Capital Stock” means, collectively, the Series A-1 Preferred Stock, the Series B-1 Preferred Stock and the Company Common Stock.

(b) “Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(c) “Company Option” means any unexercised option to purchase Company Common Stock issued pursuant to the Company’s 1997 Stock Plan, whether vested or unvested.

(d) “Company Warrant” means any warrant to purchase Company Common Stock, whether or not exercisable.

(e) “Escrow Percentage” means the result, expressed as a percentage to three decimal points, of $15,500,000, divided by the sum of the aggregate of the Merger Consideration payable to (i) the holders of Company Capital Stock and (ii) the holders of Qualified Warrants.

(f) “Exchange Ratio” means the quotient obtained by dividing (i) the Common Price Per Share by (ii) the weighted average closing sale price for a share of common stock of Parent as quoted on the Nasdaq Global Select Market during normal trading hours for the ten consecutive trading day period ending one business day prior to the Closing Date.

(g) “Out-of-the-Money Option” means a Company Option set forth in Schedule 2.1(g) hereto.

(h) “Out-of-the-Money Warrant” means a Company Warrant set forth in Schedule 2.1(h) hereto.

(i) “Purchase Price” means an amount equal (a) $155,000,000 less (b) the Transaction Expenses less (c) the Rolling Option Incremental Value plus (d) the aggregate exercise prices of (1) the Qualified Options cancelled pursuant to Section 2.4(a) and converted into the right to receive the Option Spread, (2) the Rolling Options cancelled pursuant to Section 2.4(b) and converted into the right to receive Parent Rollover Options and (3) Qualified Warrants cancelled pursuant to Section 2.4(d) and converted into the right to receive the Warrant Spread.

(j) “Qualified Option” means a Company Option with respect to which the holder has elected to receive the consideration described in Section 2.4(a) pursuant to a validly executed consent substantially in the form set forth in Exhibit D-1, which consent is in full force and effect at the Effective Time. Solely for the purposes of this Agreement, any Company Option for which a validly executed consent substantially in the form set forth in Exhibit D-1 has not been obtained prior to the Effective Time shall be treated as if it were a Qualified Option.

(k) “Qualified Warrant” means a Company Warrant set forth in Schedule 2.1(k) hereto.

(l) “Rolling Option” means a Company Option with respect to which the holder has elected to receive the consideration described in Section 2.4(b) pursuant to a validly executed consent substantially in the form set forth in Exhibit D-1, which consent is in full force and effect at the Effective Time.

(m) “Rolling Option Incremental Value” means an amount equal to $1,000,000.

(n) “Series A-1 Preferred Stock” means the Series A-1 mandatorily redeemable convertible preferred stock, par value $0.0001 per share, of the Company.

(o) “Series B-1 Preferred Stock” means the Series B-1 mandatorily redeemable convertible preferred stock, par value $0.0001 per share, of the Company.

(p) “Transaction Expenses” means (i) the aggregate fees and expenses payable to the Company’s financial and legal advisors in connection with the transactions contemplated by this Agreement plus (ii) the aggregate amount, not to exceed the maximum amount set forth on Schedule 2.1(p) hereto, paid pursuant to the Company’s Management and Employee Bonus Plan.

2.2 Conversion of Securities. By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Capital Stock, the following shall occur in the following order and priority:

(a) At the Effective Time:

(i) each share of Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (A) any shares of Series B-1 Preferred Stock to be canceled pursuant to Section 2.2(b) hereof and (B) any Dissenting Shares) will be canceled and extinguished and be converted automatically into the right to receive $2.34 (the “Series B-1 Price Per Share”), of which an amount equal to the product of (X) the Series B-1 Price Per Share, times (Y) the Escrow Percentage will be delivered to the Escrow Agent by Parent pursuant to Section 2.5 hereof (such amount to be referred to herein as the “Per Share Series B-1 Escrow Amount” and the difference between the Series B-1 Price Per Share and the Per Share Series B-1 Escrow Amount is to be referred to herein as the “Closing Price Per Series B-1 Share”);

(ii) if, and only to the extent that, prior to the Effective Time, the holders of the required percentage of the outstanding shares of the Series A-1 Preferred Stock have not consented to the conversion of shares of Series A-1 Preferred Stock into shares of Company Common Stock in accordance with the Company’s Charter Documents, each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (A) any shares of Series A-1 Preferred Stock to be canceled pursuant to Section 2.2(b) hereof and (B) any Dissenting Shares) will be canceled and extinguished and be converted automatically into the right to receive $1.2656 (the “Series A-1 Price Per Share”), of which an amount equal to the product of (X) the Series A-1 Price Per Share, times (Y) the Escrow Percentage will be delivered to the Escrow Agent by Parent pursuant to Section 2.5 hereof (such amount to be referred to herein as the “Per Share Series A-1 Escrow Amount” and the difference between the Series A-1 Price Per Share and the Per Share Series A-1 Escrow Amount is to be referred to herein as the “Closing Price Per Series A-1 Share”); and

(iii) each share of Company Common Stock (including each share of Company Common Stock, if any, issued upon the conversion, prior to the Effective Time, of shares of Series A-1 Preferred Stock into shares of Company Common Stock in accordance with the Company’s Charter Documents) issued and outstanding immediately prior to the Effective Time (other than (A) any shares of Company Common Stock to be canceled pursuant to Section 2.2(b) hereof and (B) any Dissenting Shares) will be canceled and extinguished and be converted automatically into the right to receive an amount (the “Common Price Per Share”) equal to the result of (i) the excess, if any, of the Purchase Price over the aggregate of the amounts paid pursuant to Sections 2.2(a)(i) and 2.2(a)(ii) above, divided by (ii) the sum of (a) the number of outstanding shares of Company Common Stock, (b) the number of shares of Company Common Stock issuable upon exercise of outstanding Company Options (other than any outstanding Out-of-the-Money Options) and (c) the number of shares of Company Common Stock issuable upon exercise of outstanding Company Warrants (other than any outstanding Out-of-the-Money Warrants), of which an amount equal to the product of (X) the Common Price Per Share, times (Y) the Escrow Percentage will be delivered to the Escrow Agent by Parent pursuant to Section 2.5 hereof (such amount to be referred to herein as the “Per Share Common Escrow Amount” and the difference between the Common Price Per Share and the Per Share Common Escrow Amount is to be referred to herein as the “Closing Price Per Common Share”).

(b) At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock and each share of Company Capital Stock owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) At the Effective Time, each share of common stock, $0.01 par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for 110,000 validly issued, fully paid and nonassessable shares of common stock, $0.01 par value, of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

2.3 Exchange of Certificates.

(a) Promptly, and in any event no later than three business days after the Effective Time, the Parent shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Parent, and shall be in such form and have such other provisions as Parent may reasonably specify and which shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Closing Price Per Series B-1 Share, Closing Price Per Series A-1 Share or the Closing Price Per Common Share, as appropriate. Upon surrender of a Certificate for cancellation to Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive cash in an amount equal to the number of shares of Company Capital Stock represented by such certificate multiplied by the Closing Price Per Series B-1 Share, Closing Price Per Series A-1 Share or the Closing Price Per Common Share, as appropriate (the “Aggregate Closing Price Per Certificate”), and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.3, each Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, to evidence the right only to receive the appropriate price per share for the shares of Company Capital Stock represented thereby multiplied by the number of such shares, without interest.

(b) Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Capital Stock for any amount properly delivered to a public official in compliance with any abandoned property, escheat or similar law.

(c) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise specifically provided in this Agreement or by law.

(d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance reasonably acceptable to Parent, by the Person claiming such Certificate to be lost, stolen or destroyed, and complying with such other conditions as Parent may reasonably impose (including the execution of an indemnification undertaking in favor of Parent with respect to the Certificate alleged to be lost, stolen or destroyed), Parent will deliver to such Person, the Aggregate Closing Price Per Certificate in respect of such lost, stolen or destroyed Certificate.

(e) If any holder of Dissenting Shares becomes entitled to receive payment for such shares pursuant to applicable law and Section 2.9 hereof, such payment will be made by the Surviving Corporation in accordance with Section 2.9 hereof.

2.4 Company Options/Company Warrants.

(a) Each unexercised Qualified Option outstanding immediately prior to the Effective Time for which a validly executed consent substantially in the form set forth in Exhibit D-1 hereto has been received prior to the Effective Time will be cancelled and extinguished and be converted into and become a right to receive an amount equal to (A) the Common Price Per Share in excess of the exercise price of such Qualified Option (the “Option Spread”) times (B) the number of shares of Company Common Stock for which such Qualified Option is exercisable. Each unexercised Qualified Option outstanding immediately prior to the Effective Time for which no validly executed consent has been received prior to the Effective Time shall remain a Qualified Option, exercisable in accordance with its terms, until such time as the holder thereof shall validly execute and deliver to Parent or to Surviving Corporation a consent, in form reasonably acceptable to Parent, electing to receive the consideration described in this Section 2.4(a), at which point, such Qualified Option shall be cancelled and extinguished and become a right to receive an amount equal to the Option Spread times the number of shares of Company Common Stock for which such Qualified Option is exercisable.

(b) Each unexercised Rolling Option outstanding immediately prior to the Effective Time will be cancelled and extinguished and there will be substituted in exchange therefor an option (“Parent Rollover Option”) to purchase such number of shares of common stock of Parent equal to the number of shares of Company Common Stock that were issuable upon exercise of each such Rolling Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of the common stock of Parent), and the per share exercise price of the shares of common stock of the Parent issuable upon the exercise of such Parent Rollover Option will be equal to the exercise price per share of the Company Common Stock at which such Rolling Option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent), with such substitution to be carried out in accordance with the requirements of Treasury Regulations, Section 1.424-1(a) and Section 409A of the Code (and all parties agree to report the substitution accordingly).

(c) Each unexercised Out-of-the-Money Option outstanding immediately prior to the Effective Time will be cancelled and extinguished without the right to receive any cash or other payment.

(d) Each unexercised Qualified Warrant outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted into and become a right to receive an amount equal to (A) the Common Price Per Share in excess of the exercise price of such Qualified Warrant (the “Warrant Spread”) times (B) the number of shares of Company Common Stock for which such Qualified Warrant is exercisable, provided that, an amount equal to the product of (X) the Warrant Spread, times (Y) the Escrow Percentage (such amount to be referred to herein as the “Per Warrant Escrow Amount”) times (Z) the number of shares of Company Common Stock for which such Qualified Warrant is exercisable will be delivered to the Escrow Agent by Parent pursuant to Section 2.5 hereof. The difference between the Warrant Spread and the Per Warrant Escrow Amount is referred to herein as the “Closing Price Per Warrant”.

(e) Each unexercised Out-of-the-Money Warrant outstanding immediately prior to the Effective Time will be cancelled and extinguished without the right to receive any cash or other payment.

(f) As soon as practicable after the Effective Time, provided that prior to the Effective Time Parent has received a validly executed consent in the form attached hereto as Exhibit D-1 containing an election to receive the consideration described in Section 2.4(b) with respect to such Rolling Option, Parent will substitute a Parent Rollover Option for each Rolling Option, with such substitution to be carried out in compliance with the requirements of Treasury Regulations, Section 1.424-1(a) and Section 409A of the Code (and all parties agree to report the substitution accordingly). As soon as practicable after the Effective Time, but subject to any withholding tax requirement, the Surviving Corporation will pay to the holder of each Qualified Option an amount equal to (A) the Option Spread times (B) the number of shares of Company Common Stock for which each such Qualified Option was exercisable, without interest, provided, however, that no holder of a Company Option shall be entitled to receive the amount described in this sentence unless and until such holder has validly executed and delivered to Parent a consent substantially in the form attached hereto as Exhibit D-1. As soon as practicable after the Effective Time, but subject to any withholding tax requirement and provided that the amendment described in Section 7.2(g) has been validly completed, the Surviving Corporation will pay to the holder of each Qualified Warrant an amount equal to (X) Closing Price Per Warrant times (Y) the number of shares of Company Common Stock for which such Qualified Warrant was exercisable, without interest. All other Company Options and Company Warrants, including all Out-of-the-Money Options and Out-of-the-Money Warrants, will be canceled as of the Effective Time without the right to receive any cash or other payment.

(g) Prior to the Effective Time, the Company will take all action that may be necessary (under the plans and agreements pursuant to which Company Options are outstanding, the agreements pursuant to which Company Warrants are outstanding and otherwise) to effectuate the provisions of this Section 2.4 and to ensure that, from and after the Closing Date, holders of Company Options and/or Company Warrants have no rights with respect thereto other than those specifically provided in this Section 2.4.

2.5 Escrow. An amount equal to $15,500,000 (the “Escrow Amount”) shall be deposited by Parent with U.S. Bank National Association, as escrow agent selected by Parent (the “Escrow Agent”), to be held in escrow (the “Escrow Fund”) in an account (the “Escrow Account”) pursuant to the terms of the Escrow Agreement (the “Escrow Agreement”) among Parent, the Stockholders’ Representative and the Escrow Agent in substantially the form attached hereto as Exhibit C. Distributions of any amounts from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement. Specific reference is made to (i) Section 5 of the Escrow Agreement, which shall govern the disbursement of funds from the Escrow Account to Parent for satisfaction of indemnification claims under Article IX hereof, (ii) Sections 6(a)-(b) of the Escrow Agreement, which shall govern the disbursement of funds from the Escrow Account to the holders of Company Capital Stock and Qualified Warrants following the 15-month anniversary of the Closing Date and (iii) Sections 6(c)-(d) of the Escrow Agreement which shall govern the disbursement of funds from the Escrow Account to the holders of Company Capital Stock and Qualified Warrants following the three-year anniversary of the Closing Date. The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock or Qualified Warrants shall be the same proportion of the Escrow Amount equal to the aggregate amount of cash such holder would otherwise be entitled to receive under Section 2.2 hereof by virtue of such holder’s ownership of Company Capital Stock or Qualified Warrants to the total Merger Consideration received by all such holders. For the avoidance of doubt, Qualified Options and Rolling Options (and the respective Parent Rollover Options) shall not be subject to the Escrow Fund.

2.6 Adjustment of Shares. If, during the period between the date of this Agreement and the Effective Time, any change in the number, classes or series of outstanding shares of Company Capital Stock shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of such shares of Company Capital Stock, or any stock dividend thereon with a record date during such period, the Series B-1 Price Per Share, the Series A-1 Price Per Share, the Common Price Per Share, the Option Spread, the Warrant Spread and the respective Per Share Escrow Amounts or Per Warrant Escrow Amounts for each of the foregoing, and any other amounts payable pursuant to this Agreement, as the case may be, shall be appropriately adjusted.

2.7 Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, the aggregate value delivered by Parent pursuant to this Agreement (the “Merger Consideration”) shall not exceed $155,000,000 less the Transaction Expenses.

2.8 Tax Withholding. Each of the Surviving Corporation, Parent and Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock, Company Option or Company Warrant such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or Escrow Agent, as the case may be. To the extent any such amount is withheld, the Surviving Corporation, Parent or Escrow Agent, as applicable, shall pay such withheld amount to the appropriate Governmental Entity/Entities on a timely basis and shall indemnify and hold harmless any holder of Company Capital Stock, Company Options or Company Warrants for the payment of any such withheld amount.

2.9 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, if Section 262 of the DGCL is applicable to the Merger, shares of Series B-1 Preferred Stock, Series A-1 Preferred Stock and Company Common Stock that are issued and outstanding immediately prior to the Closing Date and which are held by stockholders who have not executed a written consent approving the Merger, who will have delivered a written demand for the appraisal of such shares in the manner provided in Section 262 of the DGCL and who, as of the Closing Date, will not have effectively withdrawn or lost such right to dissenters’ rights (“Dissenting Shares”) shall not, upon the Closing, be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.2 hereof, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL.

(b) The Company will give Parent (i) prompt notice of any written demand for appraisal, any withdrawal of a demand for appraisal and any other instrument served pursuant to Section 262 of the DGCL received by the Company and (ii) the opportunity to participate, in consultation with the Company, in all negotiations and proceedings with respect to demands for appraisal under such Section 262 of the DGCL. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demand for appraisal or offer to settle or settle any such demand.

2.10 Post-Closing Adjustment to Purchase Price.

(a) The “Measurement Date” shall be the later to occur of (i) November 30, 2007 and (ii) the last business day of the month in which the Closing Date occurs. Within 60 days after the Measurement Date, Parent will prepare and deliver to Stockholders’ Representative a consolidated balance sheet (the “Measurement Date Balance Sheet”) for the Surviving Corporation and the Subsidiaries as of the close of business on the Measurement Date (determined on a stand alone basis without giving effect to the transactions contemplated by this Agreement, in accordance with GAAP applied on a basis consistent with the preparation of the Latest Financial Statements). The Measurement Date Balance Sheet will include a determination of the Measurement Date Net Assets of the Surviving Corporation and the Subsidiaries as of the close of business on the Measurement Date. “Measurement Date Net Assets” means the excess of total assets over total liabilities shown on the Measurement Date Balance Sheet. Parent will make the workpapers and back-up materials used in preparing the Measurement Date Balance Sheet available to Stockholders’ Representative and Stockholders’ Representative’s accountants and other representatives at reasonable times and upon reasonable notice during (i) the review by Stockholders’ Representative of the Measurement Date Balance Sheet and (ii) the resolution by Parent and Stockholders’ Representative of any objections to the Measurement Date Balance Sheet.

(b) Stockholders’ Representative may object to the Measurement Date Balance Sheet on the basis that it was not prepared in accordance with GAAP applied on a basis consistent with the preparation of the Latest Financial Statements or that the calculation of Measurement Date Net Assets contains mathematical errors. If Stockholders’ Representative has any objections to the Measurement Date Balance Sheet or the Measurement Date Net Assets, Stockholders’ Representative will deliver a detailed statement describing such objections (the “Statement of Objection”) to Parent within 20 days after receiving the Measurement Date Balance Sheet. Parent and Stockholders’ Representative will attempt in good faith to resolve any such objections. If Parent and Stockholders’ Representative do not reach a resolution of all objections within 30 days after Parent has received the Statement of Objection, Parent and Stockholders’ Representative will select a mutually acceptable independent accounting firm (the “Independent Accountant”) to resolve any remaining objections. If Parent and Stockholders’ Representative are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after excluding the regular outside accounting firms of Parent and the Company). The selected Independent Accountant will resolve any such objections and determine, in accordance with GAAP applied on a basis consistent with the preparation of the Latest Financial Statements, the amounts to be included in the Measurement Date Balance Sheet and the Measurement Date Net Assets. The parties will provide the Independent Accountant, within 10 days of its selection, with a definitive statement of the position of each party with respect to each unresolved objection and will advise the Independent Accountant that the parties accept the Independent Accountant as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections. Parent will provide the Independent Accountant access to the books, records and personnel of each of the Company and the Subsidiaries. The Independent Accountant will have 30 days to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection. The determination of any Independent Accountant so selected will be set forth in writing and will be conclusive and binding upon the parties. Parent will revise the Measurement Date Balance Sheet and the determination of the Measurement Date Net Assets as appropriate to reflect the resolution of any objections to the Measurement Date Balance Sheet pursuant to this Section 2.10.

(c) If Parent and Stockholders’ Representative submit any unresolved objections to the Independent Accountant for resolution as provided in this Section 2.10, Parent and Stockholders’ Representative will each bear their respective costs and expenses and will share equally in the fees and expenses of the Independent Accountant.

(d) If the Measurement Date Net Assets as finally determined is less than the Latest Balance Sheet Net Assets Amount, then, within 10 business days after the date on which the Measurement Date Net Assets is finally determined pursuant to this Section 2.10, an amount equal to the difference between (x) the Measurement Date Net Assets as finally determined and (y) Latest Balance Sheet Net Assets Amount will be withdrawn by the Escrow Agent from the Escrow Account and paid to Parent. “Latest Balance Sheet Net Assets Amount” means $11,157,000.

(e) Any payment made pursuant to this Section 2.10 will not preclude any remedy provided in this Agreement or otherwise for any breach of representation, warranty or agreement, and the remedy provided in this Agreement for any breach of representation, warranty or agreement or otherwise will not preclude the adjustment provided in this Section 2.10.

(f) Judgment upon the award rendered by the accounting firm may be entered in any court of competent jurisdiction.

(g) Parent agrees that, during the period commencing on the Closing Date and ending on the Measurement Date, it will not take any action specifically designed to impair the Measurement Date Net Assets and has the primary purpose of causing an adjustment pursuant to Section 2.10(d) hereof. The Company, however, acknowledges that the transactions contemplated in this Agreement constitute a transfer of control to Parent and that, following the Closing Date, Parent and its representatives will exercise their business judgment regarding the operations of the Surviving Corporation in a manner consistent with Parent’s duties to its shareholders.

Article III

Representations and Warranties of the Company

The Company hereby represents and warrants to Parent, and acknowledges that Parent is relying upon the following representations and warranties, that, except as set forth in the Disclosure Schedule:

3.1 Incorporation; Corporate Power and Authority.

(a) Each of the Company and the Subsidiaries is a corporation duly incorporated (or the equivalent for those Subsidiaries in foreign jurisdictions), validly existing, duly registered (in each case, if applicable) and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority necessary to carry on its business as now being conducted and to own, lease and operate its assets. The Company and each of the Subsidiaries is duly qualified as a foreign corporation to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Section 3.1 of the Disclosure Schedule sets forth a true and complete list, by corporation, of all jurisdictions in which the Company and each of the Subsidiaries is qualified and in good standing, if applicable. As used herein, the term “Material Adverse Effect” means any change, effect, event or condition that (i) has had or could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), results of operations, or condition (financial or otherwise), of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company and its Subsidiaries, taken as a whole, to materially achieve the Company’s revenue projections, recorded on a GAAP basis, pertaining to the calendar year ending December 31, 2007, as delivered to Parent on July 19, 2007, other than any such change, effect, event or condition that results or arises from (A) changes or conditions affecting the industry in which the Company markets its products and services generally, except to the extent such changes or conditions materially disproportionately affect the Company and the Subsidiaries, taken as a whole, (B) changes in general economic, regulatory or political conditions, except to the extent such changes or conditions materially disproportionately affect (relative to other participants in the industry in which the Company markets its products and services) the Company and the Subsidiaries, taken as a whole, (C) changes in GAAP, (D) any change, effect, event or condition exclusively relating to any acts of terrorism, sabotage, military action or war or (E) any change, effect, event or condition arising solely and directly out of the execution, delivery, performance or disclosure of this Agreement or the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers or distributors, and that would not have resulted or arisen in the absence of such execution, delivery, performance (in accordance with its terms) or disclosure (excluding from this subsection (E) all changes, effects, events or conditions that existed prior to the date hereof), or (ii) would prevent or materially delay the Company’s ability to consummate the Merger or the other transactions contemplated hereby.

(b) Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or other applicable charter document (any such document hereinafter referred to as its “Charter Documents”) or Bylaws or other applicable governing document (any such documents hereinafter referred to as its “Governing Documents”). The Company has made available to Parent in the electronic data room hosted by DLA Piper and known as “Project Red Wings” (the “Data Room”), accurate and complete copies of the respective Charter Documents and Governing Documents, as currently in effect, of each of the Company and the Subsidiaries.

3.2 Subsidiaries. The Company is the record and beneficial owner of the outstanding shares of capital stock of each of the entities listed (and in the amount and ownership percentage shown) in Section 3.2(a) of the Disclosure Schedule (each such entity, a “Subsidiary” and together, the “Subsidiaries”). The Company maintains the branch offices and representative offices listed in Section 3.2(b) of the Disclosure Schedule. Each Subsidiary, branch office and representative office has complied in all material respects with the laws of each jurisdiction in which such Subsidiary, branch office or representative office operates. Neither the Company nor any of its Subsidiaries owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any capital stock or any equity or ownership interests in any corporation, partnership, association, joint venture or other entity, except for the Subsidiaries. All of the outstanding shares of capital stock and all equity or other interests of each of the Company’s Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights or comparable rights. There are no proxies or similar obligations with respect to any interest in each Subsidiary and all interests in each Subsidiary are owned by the Company or another Subsidiary of the Company in each instance free and clear of all Liens with respect thereto.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 190,792,791 shares of capital stock, of which 143,000,000 shares are designated as Company Common Stock and 47,792,791 shares are designated preferred stock, par value $0.0001 per share. 31,126,125 shares of Series A-1 Preferred Stock are issued and outstanding; 16,480,768 shares of Series B-1 Preferred Stock are issued and outstanding; and 31,777,493 shares of Company Common Stock are issued and outstanding. The Company has no other securities outstanding that are or would be entitled to vote on the transactions contemplated by this Agreement. The issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable, and are free of preemptive rights or any other third party rights. All issued and outstanding shares of Company Capital Stock have been offered, sold and delivered by the Company in compliance with all federal and state securities and state blue sky laws. No shares of the Company Capital Stock have been issued in violation of any preemptive rights, rights of first refusal or similar rights. The rights and privileges of each class of Company Capital Stock are set forth in the Company’s Certificate of Incorporation.

(b) As of the date of this Agreement, Company Options with respect to 13,514,885 shares of Company Common Stock are outstanding. Section 3.3(b) of the Disclosure Schedule lists, as of the date hereof, (i) the name of each holder of an outstanding Company Option, (ii) such holder’s address per the Company’s records, which, to the Company’s knowledge of such matter, are complete and correct, (iii) whether such holder is an employee of the Company and, with respect to each Company Option held, (iv) the date of grant of such Company Option, (v) the number of shares of Company Common Stock subject to such Company Option, (vi) the exercise price of such Company Option, (vii) the vesting schedule (and any provisions for acceleration or deferral of vesting) for such Company Option, (viii) the extent vested as of the date of this Agreement and (ix) whether such Company Option is an “incentive stock option.” All issued and outstanding Company Options have been offered, sold and delivered by the Company in compliance with all federal and state securities and state blue sky laws.

(c) As of the date of this Agreement, Company Warrants with respect to 15,673,551 shares of Company Common Stock are outstanding. Section 3.3(c) of the Disclosure Schedule lists, as of the date hereof, (i) the name of each holder of an outstanding Company Warrant, (ii) such holder’s address per the Company’s records, which, to the Company’s knowledge of such matter, are complete and correct, (iii) the number of shares of Company Common Stock subject to such Company Warrant, (iv) the exercise price of such Company Warrant and (v) the expiration date of such Company Warrant. All issued and outstanding Company Warrants have been offered, sold and delivered by the Company in compliance with all federal and state securities and state blue sky laws.

(d) All shares of Company Common Stock issuable upon exercise of the Company Options and Company Warrants have been offered in compliance with all federal and state securities and state blue sky laws and, upon issuance in accordance with their terms, will be duly authorized, validly issued, fully paid and nonassessable and will be free of preemptive rights or any other third party rights.

(e) Each Company Option (i) has been granted in accordance with the terms of the applicable Company stock option plan and the relevant stock option agreement, (ii) has been granted with an exercise price at least equal to the fair market value of the Company Common Stock on the grant date, and (iii) has a grant date that is the date the option would be considered granted for tax, corporate law and under generally accepted accounting principles (that is, no Company Option has been “backdated”).

(f) Except for the Company Options and Company Warrants listed in Sections 3.3(b) and 3.3(c) of the Disclosure Schedule, the Series A-1 Preferred Stock and the Series B-1 Preferred Stock and the Convertible Notes, there is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contract of any character to which the Company is a party or by which it is bound obligating the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as contemplated by this Agreement, the Company is not a party to, and, to the Company’s knowledge, no stockholder of the Company is party to, any registration rights agreements, voting trust, proxy or other Contract pertaining to the capital stock of the Company and no restrictions on transfer with respect to any capital stock of the Company exist. The share registers and the transfer of shares of the Company, copies of which have been made available to Parent in the Data Room prior to the date hereof, are up-to-date, complete and correct.

3.4 Execution, Delivery; Valid and Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action and, other than the approval and adoption of this Agreement and the Merger by the holders of Company Capital Stock in accordance with the Company’s Charter Documents and the DGCL as set forth in Section 3.26 (the “Required Stockholder Vote”), no other corporate proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and the other documents contemplated hereby, when executed and delivered by the Company, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, in each case except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3.5 No Violations, etc. The execution, delivery and performance of this Agreement by the Company does not and the consummation of the transactions contemplated hereby will not: (a) contravene any provision of the Certificate of Incorporation or Bylaws of the Company; (b) violate or conflict in any material respect with any federal, state, local or foreign law or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Company or any of the Subsidiaries, or the business or any assets of the Company or any of the Subsidiaries; (c) conflict in any material respect with or result in any material breach of any of the provisions of, or constitute a material default (or any event which would, with the passage of time or the giving of notice or both, constitute a material default) under, result in a material violation of, result in the creation of a right of termination, amendment, modification, abandonment or acceleration under any indenture, hypothecation, mortgage, lease, license, loan agreement or other material agreement or instrument which is either binding upon or enforceable against the Company or any of the Subsidiaries; (d) result in the creation of any charge, claim, easement, covenant, equitable interest, option, lien, pledge, security interest, encumbrance, right of first refusal, restrictions of any kind, including on voting, transfer, receipt of income or exercise of any other attribute of ownership (each, without reference to materiality, a “Lien” and together, the “Liens”) that is material upon the Company or any of the Subsidiaries or any of the assets of the Company or any of the Subsidiaries; or (e) require any authorization, consent, approval, exemption or other action by or notice to any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government (each, a “Governmental Entity”) or any other third party, other than (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), and any other comparable foreign merger or competition laws listed in Section 3.5 of the Disclosure Schedule, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws, (iii) consents set forth in Section 3.5 of the Disclosure Schedule.

3.6 Financial Statements.

(a) The Company has delivered to Parent true and complete copies of (i) the audited consolidated balance sheets, as of December 31, 2005 and December 31, 2006, of the Company and the audited statements of operations, mandatory redeemable convertible preferred stock and stockholders’ equity and cash flows of the Company for the years ended December 31, 2005 and December 31, 2006 (collectively, the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet, as of June 30, 2007, of the Company (the “Latest Balance Sheet”) and the unaudited consolidated statements of operations of the Company for the six-month period ended June 30, 2007 (such unaudited statements and the Latest Balance Sheet being herein referred to as the “Latest Financial Statements”).

(b) The Annual Financial Statements and the Latest Financial Statements are based upon the information contained in the books and records of the Company and the Subsidiaries and fairly present in all material respects the financial condition of the Company and the Subsidiaries as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”). The Latest Financial Statements have been prepared on a basis consistent with the Annual Financial Statements and in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required in order for such financial statements to be prepared in accordance with GAAP), and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented (except for normally recurring year-end adjustments).

(c) Section 3.6(c) of the Disclosure Schedule lists, and the Company has made available to Parent in the Data Room copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K adopted by the Securities and Exchange Commission (the “SEC”)) effected by the Company or the Subsidiaries since January 1, 2006.

(d) Since January 1, 2006, no fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of financial reports of the Company and the Subsidiaries, as a whole, has been disclosed to the Company’s auditors, Board of Directors or executive management.

3.7 Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liabilities (whether accrued, absolute, contingent, unliquidated, asserted, unasserted or otherwise, and whether due or to become due, and whether known or unknown), arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) as reflected in the Latest Balance Sheet, (ii) which has arisen after the date of the Latest Balance Sheet (the “Balance Sheet Date”) in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) or (iii) for any liability disclosed as such by any section of the Disclosure Schedule.

3.8 Absence of Certain Developments. Since the Balance Sheet Date, there has been no change in the Company or any Subsidiary which change has had or, with the passage of time, is reasonably likely to have, a Material Adverse Effect and, except for actions specifically described in or contemplated by this Agreement, including the Exhibits thereto and any documents delivered at Closing pursuant to this Agreement, neither the Company nor any Subsidiary has:

(a) borrowed any amount (including advances on existing credit facilities) or incurred or become subject to any liability in excess of $500,000 individually, or $1,000,000 in the aggregate, except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

(b) hypothecated, mortgaged, pledged or subjected to any Lien, any of its assets with a fair market value in excess of $500,000 individually, or $1,000,000 in the aggregate, except (i) Liens for current property taxes not yet due and payable, (ii) Liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) Liens in respect of pledges or deposits under workers’ compensation laws or (iv) Liens set forth in Section 3.8 of the Disclosure Schedule (collectively, the “Permitted Liens”);

(c) sold, assigned or transferred (including transfers to any employees, affiliates or stockholders) any tangible assets of its business with a value in excess of $100,000, except sales of inventory in the ordinary course of business, or canceled any debts or claims, except in the ordinary course of business;

(d) sold, assigned, transferred or granted (including transfers to any employees, affiliates or stockholders) any licenses, patents, trademarks, trade names, domain names, copyrights, trade secrets or other intangible assets, other than licenses granted on a non-exclusive basis in conjunction with the sale of product in the ordinary course of business;

(e) disclosed, to any Person other than Parent and authorized representatives of Parent, any proprietary confidential information, other than pursuant to a confidentiality agreement limiting the use or further disclosure of such information, which agreement is in full force and effect on the date hereof;

(f) waived any rights of material value or suffered any extraordinary losses or material adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

(g) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities other than pursuant to instruments listed in Section 3.3 of the Disclosure Schedule;

(h) taken any other action or entered into any other transaction other than in the ordinary course of business, or entered into any transaction with any Insider (as defined in Section 3.21 hereof) other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Schedule, or the transactions contemplated by this Agreement;

(i) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

(j) entered into or modified any employment, severance or similar agreements or arrangements with, or granted any bonuses, salary or benefits increases, severance or termination pay to, any employee other than in the ordinary course of business and consistent with past practice, or to any officer or consultant;

(k) adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees, officer, director or affiliate;

(l) made any capital expenditure or commitment therefor in excess of $100,000 individually, or $500,000 in the aggregate;

(m) made any loans or advances to, or guarantees for the benefit of, any Affiliates;

(n) made any material loans or advances to, or guarantees for the benefit of, any Persons, other than in the ordinary course of business, consistent with past practice;

(o) acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture or other business organization or division or material assets thereof;

(p) made any charitable pledges the amount remaining to be paid of which individually or in the aggregate exceeds $100,000; or

(q) made any change in any Tax or financial accounting methods, principles, practices, periods or elections from those utilized in the preparation of the most recently filed Tax Returns (as defined in Section 3.12(l)) or in the Annual Financial Statements, except as required by GAAP, the statutory accounting principles and practices prescribed or permitted by the domiciliary state of the relevant Person, or applicable Tax law.

3.9 Title to Properties.

(a) Neither the Company nor any Subsidiary owns any real property. The real property covered by the leases (the “Leases”) described in Section 3.9 of the Disclosure Schedule constitutes all of the real property rented, used or occupied by the Company and the Subsidiaries (the “Real Property”). The Real Property has access, sufficient for the conduct of the Company’s and the Subsidiaries’ business as now conducted, to public roads and to all necessary utilities.

(b) The Leases are in full force and effect and the Company and each Subsidiary, as applicable, holds a valid and existing leasehold interest under each of the respective Leases. The Company has made available to Parent in the Data Room complete and accurate copies of each of its Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies made available to Parent in the Data Room. Neither the Company nor any Subsidiary is in default under any of its Leases and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the knowledge of the Company, is any other party to any of the Leases in default thereunder.

(c) The Company or one of the Subsidiaries owns good and marketable title to each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all Liens, except for (i) Liens for current Taxes not yet due and payable, (ii) the Real Property subject to the Leases, (iii) personal property used by the Company and subject to lease, and (iv) assets disposed of since the Balance Sheet Date.

(d) All of the buildings, machinery, equipment and other tangible assets that are necessary for the conduct of the Company’s and the Subsidiaries’ business are in good condition and repair, ordinary wear and tear excepted with respect to all of such assets, and are usable in the ordinary course of business. The Company and the Subsidiaries own, or lease under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of their business as currently conducted.

(e) Neither the Company nor any Subsidiary has received any notice of any material violation of any material applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business.

(f) Neither the Company nor any Subsidiary has knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special Taxes or charges against any of the Real Property, and there are no present assessments.

3.10 Accounts Receivable. The accounts receivable reflected on the Latest Balance Sheet are valid receivables, have arisen from bona fide transactions in the ordinary course of business, are not subject to valid counterclaims or setoffs, and, to the Company’s knowledge, are collectible in accordance with their respective terms.

3.11 Inventory. The Company’s and each Subsidiary’s inventory of raw materials, work in process and finished products relating to its business, subject to any applicable reserves reflected on the Latest Balance Sheet and that would normally occur at the end of the applicable quarter consistent with past practices, consists of items in all material respects of a quality and quantity usable and, with respect to finished products only, salable in the ordinary course of its business.

3.12 Tax Matters.

(a) Each of the Company and each of the Subsidiaries and any affiliated, combined or unitary group for federal or state income tax or franchise Tax purposes of which any of the Company or the Subsidiaries is a member (each of such Subsidiaries or group, a “Tax Affiliate” and, collectively, the “Tax Affiliates”), has: (i) timely filed (or has had timely filed on its behalf) all material Tax Returns required to be filed or sent by it in respect of any Taxes due or payable on or prior to the date hereof or required to be filed or sent by it by any taxing authority having jurisdiction, which Tax Returns are true and correct in all material respects and have been completed in material compliance with applicable law; (ii) timely and properly paid (or has had paid on its behalf) all material Taxes payable in respect of the Company and its Tax Affiliates, whether or not shown on such Tax Returns; and (iii) materially complied with all applicable laws relating to the withholding of Taxes and the payment thereof (including withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws) to the proper taxing authority.

(b) There are no Liens for Taxes upon any assets of the Company or any Tax Affiliate, except Liens for Taxes not yet due or Taxes being contested in good faith.

(c) No deficiency for any material Taxes has been proposed, asserted or assessed against the Company or any of the Tax Affiliates, in each case in writing sent to the Company or a Tax Affiliate or in an oral statement made by the proper taxing authorities to the Company or a Tax Affiliates, that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company or the Tax Affiliates regarding the application of the statute of limitations or the period for assessment or reassessment with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Tax Returns, nor is any such Tax audit or other proceeding pending, nor has any notice to the Company in writing or otherwise to the knowledge of the Company from any taxing authority regarding any such Tax, audit or other proceeding, or, to the knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Tax Returns.

(d) Neither the Company nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in any payments in connection with Closing that would constitute “excess parachute payments” within the meaning of Section 280G of the Code.

(e) Neither the Company nor any Tax Affiliate has requested or been granted any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(f) The Company and any Tax Affiliate have made available to Parent in the Data Room copies of all federal and state income Tax Returns for all periods since January 1, 2005 and all state sales and use Tax Returns for all periods since January 1, 2007.

(g) Neither the Company nor any Tax Affiliate has been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return or a combined or unitary state income Tax Return (other than a group the common parent of which was the Company). Neither the Company nor any Tax Affiliate is presently liable, nor does the Company or any Tax Affiliate have any potential liability, for the Taxes of another person under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), as transferee or successor, or by contract, indemnity or otherwise.

(h) Neither the Company nor any Tax Affiliate is a party to any Tax sharing, indemnification or allocation agreement.

(i) Neither the Company nor any Subsidiary constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) which took place during the two year period ending on the date of this Agreement or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(j) Neither the Company nor any Tax Affiliate has engaged in any transaction that is a listed transaction pursuant to Treasury Regulations Sections 1.6011-4.

(k) No claim has ever been made, in writing or otherwise to the knowledge of the Company or any Subsidiary, by a taxing authority or other Governmental Entity in a jurisdiction where the Company or the Tax Affiliates do not file Tax Returns that they, individually or collectively, are or may be subject to taxation by that jurisdiction.

(l) For purposes of this Agreement, the term “Tax” or “Taxes” means all taxes, charges, fees, levies, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value-added tax (VAT), transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, disability, workers’ compensation, excise, estimated, severance, stamp, occupation, property, goods and services tax (GST) or other taxes, customs duties, premiums, contributions, fees, assessments, or charges, including all interest and penalties thereon, and additions to Tax or additional amounts in each case imposed by any taxing authority, domestic or foreign, upon either the Company or any Tax Affiliate (whether disputed or not). “Tax Returns” means all returns, declarations, reports, estimates, information returns, and statements required to be filed or sent in respect of any Taxes.

3.13 Contracts and Commitments.

(a) Section 3.13 of the Disclosure Schedule lists the following contracts, commitments and/or binding understandings, whether oral or written, to which the Company or any Subsidiary is a party, which are in effect as of the date hereof (the “Contracts”):

(i) all employment or consulting agreements, all contracts or commitments providing for severance, termination or similar payments, including on a change of control of the Company, and all union, collective bargaining or similar agreements with labor representatives;

(ii) all distributor, reseller, OEM, dealer, manufacturer’s representative, sales agency or advertising agency, finder’s and manufacturing or assembly contracts;

(iii) all material contracts terminable by any other party thereto upon a change of control of the Company or any Subsidiary or upon the failure of the Company or any Subsidiary to satisfy financial or performance criteria specified in such contract as provided therein;

(iv) all leases of tangible personal property with aggregate annual payments in excess of $100,000 per year;

(v) all contracts between or among the Company, any Subsidiary, any holder of Company Capital Stock or any affiliate of such holder, any director, officer or employee of the Company or any Subsidiary or any member of his or her immediate family or any entity affiliated with any such Person relating in any way to the Company or any Subsidiary (to the extent not otherwise disclosed in Section 3.21 of the Disclosure Schedule);

(vi) all contracts relating to the performance and payment of any surety bond or letter of credit required to be maintained by the Company or any Subsidiary;

(vii) all contracts obligating the Company, directly or indirectly, to guarantee the payment or performance of any other Person;

(viii) all confidentiality or non-disclosure agreements, other than confidentiality or non-disclosure agreements executed in connection with the sale of products or services in the ordinary course of business;

(ix) all agreements or indentures relating to the borrowing of money or otherwise placing a material mortgage, pledge or other Lien on any of the assets of the Company or any Subsidiary;

(x) all contracts or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $250,000;

(xi) all contracts or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $500,000;

(xii) all contracts containing exclusivity, noncompetition or nonsolicitation provisions or which would otherwise prohibit the Company or any Subsidiary from freely engaging in business anywhere in the world; and

(xiii) all license agreements, transfer or joint-use agreements or other agreements providing for the payment or receipt of royalties, license, or similar fees by the Company or any Subsidiary on or after the date of signing of this Agreement in connection with the Company Intellectual Property (as defined in Section 3.14(a) hereof) except for (A) purchase, lease, maintenance and support agreements for computer systems, (B) so-called “off-the-shelf” and “shrink-wrap” license agreements for generally available software other than any such software that is included in any product of the Company or any Subsidiary or that is otherwise distributed by the Company or any Subsidiary, (C) agreements described in the Disclosure Schedules under Section 3.14(b), and (D) non-exclusive licenses to customers in connection with providing products and services in the ordinary course of business;

(xiv) any and all other contracts or commitments for capital expenditures with an amount remaining to be paid in excess of $100,000; and

(xv) all agreements for the sale of any capital assets with an amount remaining to be paid in excess of $100,000 (other than agreements for sales made by the Company in the ordinary course of business).

(b) The Company or the applicable Subsidiary has performed in all material respects all obligations required to be performed by it as of the date hereof in connection with the Contracts and is not in receipt of any claim of default under any such Contract and, to the Company’s knowledge, no such claim is threatened. Neither the Company nor any Subsidiary has a present expectation or intention of not fully performing any material obligation pursuant to any Contract. The Company has no knowledge of any breach or anticipated breach by any other party to any Contract. The Company has no knowledge that any existing contracts or subcontracts with the Company’s or any Subsidiary’s customers cannot be fully performed by the Company or the applicable Subsidiary. Neither the Company nor any Subsidiary has any obligation to refund payments received for work not yet performed under contracts where the percentage of work completed is less than the percentage of revenues received to date.

(c) Prior to the date of this Agreement, the Company has made available to Parent in the Data Room a true and complete copy of each written Contract, and a written description of each oral Contract, together with all material amendments, waivers or other changes thereto.

3.14 Intellectual Property Rights.

(a) “Intellectual Property” means all patents, patent rights, trademarks, trademark rights, industrial designs, industrial design rights, trade names, trade name rights, service marks, service mark rights, domain names, copyrights, maskworks, and any applications for any of the foregoing, schematics, inventions, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), database, and tangible or intangible proprietary or confidential information. Except as would not have a Material Adverse Effect, the Company, together with the Subsidiaries, owns, licenses or otherwise possesses rights to the Intellectual Property that is necessary to operate the business of the Company and the Subsidiaries as it is currently conducted and, to the knowledge of the Company, to operate the business of the Company and the Subsidiaries as it is currently proposed by the Company to be conducted (collectively, “Company Intellectual Property”).

(b) Section 3.14(b) of the Disclosure Schedule lists (i) all patents and patent applications and all registered trademarks and trademark applications, all registered industrial designs and industrial design applications, registered trade names, registered service marks and service mark applications, domain names and all registered copyrights owned by the Company or any Subsidiary, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed (the “Registered Intellectual Property”), (ii) all material licenses, sublicenses and other agreements other than non-exclusive licenses and sublicenses granted to customers in the ordinary course of business as to which the Company or any Subsidiary is a party and pursuant to which any third party is authorized to use any Registered Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary is authorized to use any Intellectual Property of third parties (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of or are distributed with any product of the Company or any Subsidiary. Neither the Company nor any Subsidiary is in material breach or violation of any such license, sublicense, or agreement, and, to the knowledge of the Company, no other party thereto is in, or is threatening, material breach or violation thereof, nor except as would not have a Material Adverse Effect, has the Company or any Subsidiary suffered any actual loss of rights relating to Company Intellectual Property thereunder. The Company or a Subsidiary is the sole and exclusive owner, with all right, title and interest in and to (free and clear of any Liens other than Permitted Liens), the Registered Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof in connection with the services or products in respect of which the Registered Intellectual Property is being used by the Company or such Subsidiary.

(c) To the Company’s knowledge, there is no unauthorized use, infringement or misappropriation of any Company or Subsidiary owned Intellectual Property, or any trade secret material of the Company or any Subsidiary, by any third party, including any current or former employee, contractor or independent consultant. Other than contractual obligations entered in the ordinary course of business in connection with the provision of the Company and its Subsidiaries’ products and services, neither the Company nor any Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property.

(d) Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding which involves, nor have any of them received a written request for indemnification or defense that relates to, a claim that the Company or any Subsidiary or that the making, using, or selling of any product or service of the Company or any Subsidiary has infringed, misappropriated, or violated any Intellectual Property of any third party. Moreover, (i) the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe, misappropriate, or violate any Intellectual Property of any third party; (ii) to the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as conducted in the past 4 years did not at the time infringe, misappropriate, or violate any Intellectual Property of any third party and the conduct of the business of the Company and the Subsidiaries as it is currently proposed by the Company to be conducted does not infringe, misappropriate, or violate any Intellectual Property of any third party; and (iii) to the actual knowledge of all current employees and contractors of the Company and the Subsidiaries, the conduct of the business of the Company and the Subsidiaries as currently conducted and currently proposed by the Company to be conducted will not infringe, misappropriate, or violate any Intellectual Property of any third party. To the knowledge of the Company, no third party is challenging the ownership by the Company or any Subsidiary of any Company or Subsidiary owned Intellectual Property or the validity, enforceability or effectiveness thereof. Neither the Company nor any Subsidiary has brought any action, suit or proceeding for infringement of Company or Subsidiary owned Intellectual Property. There are no pending or, to the knowledge of the Company threatened, interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any Subsidiary, except such as may have been commenced by the Company or any Subsidiary.

(e) Except as would not have a Material Adverse Effect, to the Company’s knowledge, the Company and each Subsidiary have executed written agreements with their former and current employees and, as applicable, consultants, contractors and third parties involved in the creation of Intellectual Property on behalf of the Company or any Subsidiary which assign to the Company or such Subsidiary any and all rights to such Intellectual Property made by them during their service to the Company or such Subsidiary.

(f) The Company and each Subsidiary have taken reasonably necessary and appropriate steps to protect and preserve the confidentiality in all material respects of their material trade secrets and other proprietary confidential information.

(g) The Company, together with the Subsidiaries, solely owns all material Intellectual Property developed on behalf of the Company or its Subsidiaries by any third parties performing development, engineering, or manufacturing services on behalf of the Company.

(h) None of the Company or any Subsidiary is a party to any agreement or arrangement, or, to the knowledge of the Company is subject to any law, rule, or regulation, under which any governmental entity had or has acquired rights, or has the right or ability to do so in the future, with respect to any product or service of the Company or any Subsidiary or any Company or Subsidiary owned Intellectual Property, except for non-exclusive licenses to customers in connection with providing products and services in the ordinary course of business.

(i) None of the Company or any Subsidiary, or any employee, contractor, or consultant thereof, (i) has expressly granted or is obligated to grant, any right, title or interest in or to any of the Company or Subsidiary owned material Intellectual Property (including without limitation any obligation to license on a royalty-free or reasonable-and-non-discriminatory basis) pursuant to any agreement, by-law, understanding, or requirement of any standards or certification body, industry or governmental consortium, or trade group; or (ii) has submitted to any standards or certification body, industry or governmental consortium, or trade group any declaration, assurance, disclaimer, proposal, or other statement relating to any of the Company or Subsidiary owned material Intellectual Property.

(j) No rights in material Company Software have been transferred by the Company or any Subsidiary to any third party except to customers of the Company or any Subsidiary to whom it has licensed such Company Software in object code form in the ordinary course of business on a non-exclusive basis without the right to sublicense or make derivative works. The Company or any Subsidiary, as the case may be, has the right to use all software development tools, library functions, compilers, and other third party software that it uses to operate, modify, distribute, or support the Company Software. Except as would not have a Material Adverse Effect, none of the Company or any Subsidiary has provided, escrowed, or otherwise disclosed the source code for any Company Software to any third party nor is it under any obligation to do so. Except as would not have a Material Adverse Effect, none of the Company or any Subsidiary has (i) incorporated any Publicly Available Software in whole or in part into any part of Company Software in a manner that subjects the Company Software, in whole or in part, to all or part of the license obligations of any Publicly Available Software or that grants to any third party, any rights or immunities under the Company or Subsidiary owned Intellectual Property; (ii) used Publicly Available Software in whole or in part in the development of the Company Software in a manner that subjects the Company Software, in whole or in part, to all or part of the license obligations of any Publicly Available Software or that grants to any third party, any rights or immunities under the Company or Subsidiary owned Intellectual Property; or (iii) distributed Company Software in conjunction with or for use with any Publicly Available Software in a manner that subjects the Company Software, in whole or in part, to all or part of the license obligations of any Publicly Available Software or that grants to any third party, any rights or immunities under the Company or Subsidiary owned Intellectual Property. For purposes of this Agreement, “Company Software” means Company or Subsidiary owned software included in any product of the Company or any Subsidiary or that is otherwise distributed by the Company or any Subsidiary (but does not include any Publicly Available Software or other software in-licensed from third parties). For the purposes of this Agreement “Publicly Available Software” means each of: (a) any software that is distributed as free software, open source software or similar licensing or distribution models by a third party; and (b) any software that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

3.15 Litigation. There are no actions, arbitrations, mediations, suits, proceedings, orders, or to the knowledge of the Company, investigations pending against the Company or any Subsidiary, at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. To the knowledge of the Company, there are no such actions, arbitrations, mediations, suits, proceedings, orders or investigations threatened against the Company or any Subsidiary.

3.16 Warranties. Section 3.16 of the Disclosure Schedule summarizes all claims outstanding, pending or, to the knowledge of the Company, threatened for breach of any warranty relating to products sold or services provided by the Company or any Subsidiary prior to the date hereof. The amounts the Company reasonably expects to be required to settle such claims in the aggregate are not in excess of the reserve for product or service warranty claims set forth on the face of the Latest Balance Sheet. Descriptions of the Company’s or any Subsidiary’s product and/or service warranties have been made available to Parent in the Data Room and are correct and complete in all material respects. The Company’s products have been manufactured in compliance in all material respects with (i) the specifications of such products as set forth in any published marketing, advertising or other descriptive materials which the Company makes available or has made available to its customers and (ii) with respect to any products manufactured to the specifications of a customer pursuant to a written contract with such customer, the specifications of such customer.

3.17 Employees.

(a) To the knowledge of the Company, no executive employee of the Company or any Subsidiary and no group of the Company’s or any Subsidiary’s employees has any plans to terminate his, her or their employment. The Company and each Subsidiary has complied in all material respects at all times with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other employment-related Taxes. There are no workers’ compensation claims pending against the Company, or any Subsidiary. To the knowledge of the Company, no employee of the Company or any Subsidiary is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company and each Subsidiary.

(b) The employment of any terminated former employee of the Company or any Subsidiary has been terminated in accordance with any applicable contractual terms and applicable law, and the Company and the Subsidiaries do not have any material liability under any contract or applicable law toward any such terminated employee. The consummation of the Merger or the other transactions contemplated hereby will not, in and of itself, cause the Company or any Subsidiary to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any Person.

(c) Neither the Company nor any Subsidiary has made any loans (except advances against accrued salaries or for business travel, lodging or other expenses in the normal course of business) to any employee of the Company or any Subsidiary.

(d) There are no strikes, slowdowns, work stoppages or other material labor controversies pending or, to the knowledge of the Company, threatened in writing against or otherwise affecting the employees or facilities of the Company or any Subsidiary. Neither the Company nor any Subsidiary has experienced any labor strike, slowdown, work stoppage exceeding 24 hours or other material labor controversy involving its employees within the past two years. No labor representatives hold bargaining rights with respect to any employees of the Company or any Subsidiary, and there are, to the knowledge of the Company, no current or threatened attempts to organize or establish any trade union or employee association with respect to the Company or any Subsidiary. The Company and each Subsidiary has paid in full to all employees all wages, salaries and commissions due and payable to such employees and has fully reserved on such Company’s or such Subsidiary’s accounts all amounts for wages, salaries and commissions due but not yet payable to such employees. There have been no lay-offs of employees or senior employees or work reduction programs undertaken by or on behalf of the Company or the Subsidiaries in the past two years, and no such programs have been adopted by any of the Company’s or Subsidiaries’ boards of directors or publicly announced.

(e) Section 3.17(e) of the Disclosure Schedule sets forth a list of all employees of the Company who hold a temporary work authorization, including H-1B, F-1 or J-1 visas or work authorizations (the “Work Permits”), setting forth the name of the employees, the type of Work Permit and the length of time remaining on such Work Permit. The Company has not received any notice from the US Citizenship and Immigration Services, a bureau of the Department of Homeland Security (the “USCIS”) or any other Governmental Entity that any Work Permit has been revoked. To the knowledge of the Company, there is no action pending or threatened in writing to revoke or adversely modify the terms of any of the Work Permits.

3.18 Employee Benefit Plans.

(a) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and “Plan” means every plan, fund, contract, program and arrangement (whether written or not) which is maintained or contributed to by the Company or any ERISA Affiliate for the benefit of present or former employees or with respect to which the Company otherwise has any liability for premiums or benefits. “Plan” includes any arrangement intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness, accident, or cafeteria plan benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not Tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits, change in control benefits or (iv) salary continuation, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA). Section 3.18(a) of the Disclosure Schedule sets forth a list of all Plans. “ERISA Affiliate” means each Subsidiary and any trade or business (whether or not incorporated) that is part of the same controlled group under, common control with, or part of an affiliated service group that includes, the Company, within the meaning of Code Section 414(b), (c), (m) or (o).

(b) To the knowledge of the Company or any ERISA Affiliate, and except as would not reasonably be expected to have a Material Adverse Effect, (i) each Plan complies in all respects with the requirements of ERISA and the Code (including those necessary to obtain intended tax treatment and tax benefits); (ii) all required contributions which are due have been made and an accrual to the extent required by GAAP has been made on the books and records of the Company or any ERISA Affiliate; (iii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iv) there have been no nonexempt prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code).

(c) Parent has received or has had made available in the Data Room to it true and complete copies of (i) all Plan documents, including related trust agreements or funding arrangements; (ii) the most recent determination letter, if any, received by the Company or any ERISA Affiliate from the Internal Revenue Service (the “IRS”) regarding the Plans and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (iii) the most recent financial statements for the Plans, if any; (iv) the most recently prepared actuarial valuation reports, if any; (v) current summary plan descriptions and summaries of material modification; (vi) annual returns/reports on Form 5500 and summary annual reports for each of the most recent three plan years, (vii) any filings with the IRS or the U.S. Department of Labor within the last five years preceding the date of this Agreement, and (viii) insurance contracts, service agreements, and related documents. To the knowledge of the Company or any ERISA Affiliate, nothing has occurred that could materially adversely affect the qualification of the Plans and their related trusts.

(d) Neither the Company nor any ERISA Affiliate maintains or contributes to any multiemployer plan, as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has any material liabilities under Title IV of ERISA, including under Section 4201 of ERISA for any complete or partial withdrawal from a multiemployer plan.

(e) No Plan provides benefits or coverage in the nature of health or life insurance after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth in Section 3.16(e) of the Disclosure Schedule and (ii) health care continuation benefits described in Section 4980B of the Code or other applicable law.

(f) To the knowledge of the Company or any ERISA Affiliate, the events contemplated by this Agreement will not trigger, accelerate, or otherwise entitle any current or former employees of the Company or any ERISA Affiliate to severance or other benefits.

(g) To the knowledge of the Company or any ERISA Affiliate, neither the Company, an ERISA Affiliate nor any of their respective directors, officers, employees or other “fiduciaries”, as such term is defined in Section 3(21) of ERISA, has committed any material breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, an ERISA Affiliate, Parent or any of their respective directors, officers or employees to any material liability under ERISA or any applicable law.

(h) There are no (i) legal, administrative or other proceedings or governmental investigations or audits, or (ii) complaints to or by any Governmental Entity, which are pending, anticipated or, to the knowledge of the Company or any ERISA Affiliate, threatened, against any Plan or its assets.

(i) There are no leased employees, as defined in Section 414(n) of the Code, providing services to the Company or any ERISA Affiliate, that must be taken into account with respect to the requirements under Section 414(n)(3) of the Code.

(j) No provision of any Plan could reasonably be expected to result in any limitation on the Company, an ERISA Affiliate or Parent from amending or terminating any Plan.

(k) All Nonqualified Deferred Compensation Plans (as defined in Code Section 409A(d)(1)) of the Company or any ERISA Affiliate will be operated in material compliance with Code Section 409A on or before the Effective Date and neither those Plans nor this transaction will cause a participant in such Plans to be subject to the Tax imposed by Code Section 409A(a)(1)(B).

3.19 Pension, Benefits Plans (Non-U.S. Operations). With respect to its operations outside of the United States:

(a) Section 3.19(a) of the Disclosure Schedule lists every material retirement, pension, incentive compensation, deferred compensation, profit-sharing, stock purchase or stock option plan; multi-employer pension plan; life, health, disability or other insurance plan; severance or separation plan; or any other employees benefit plan, practice or arrangement of any kind, whether written or oral (collectively, “International Employee Benefit Plans”) maintained by the Company or an ERISA Affiliate or to which the Company contributes or is subject with respect to all of its employees and former employees and all dependents and beneficiaries of such employees and former employees.

(b) Other than the International Employee Benefit Plans and any statutory employee benefits, there are no material plans or arrangements under which benefits of any kind are or may be payable by it to its employees upon retirement or death, or in the event of disability or sickness or other circumstances.

(c) The International Employee Benefit Plans have at all times materially complied with and been duly administered in accordance with, and will between the date hereof and the Closing materially comply with and be duly administered in accordance with, the terms of such Plans and with all applicable laws and regulations and requirements having force of law and will not, without the consent of the other party hereto, be amended or discontinued (other than in the ordinary course of business or as required by law) before the Closing.

3.20 Insurance. Each of the Company and the Subsidiaries maintains insurance relating to its business and covering property, fire, casualty, liability, life and workers’ compensation. Such insurance: (a) is in full force and effect; (b) is sufficient for compliance, in all material respects, with all requirements of applicable law and of any contract or agreement to which the Company or such Subsidiary is subject; and (c) provides commercially reasonable insurance coverage for the activities of the Company or such Subsidiary.

3.21 Affiliate Transactions. Other than pursuant to this Agreement, no officer or director of the Company or any Subsidiary or any member of the immediate family of any such officer or director, or any entity in which any of such Persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by any of such Persons) (collectively “Insiders”), has any agreement with the Company or any Subsidiary (other than employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in the business of the Company or any Subsidiary (other than ownership of capital stock or securities to acquire capital stock of the Company). None of the Insiders has any direct or indirect interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than two percent of the stock of which is beneficially owned by any of such Persons) in any competitor, vendor, supplier or customer of the Company or any Subsidiary or in any Person from whom or to whom the Company or any Subsidiary leases any property, or in any other Person with whom the Company or any Subsidiary transacts business of any material nature. For purposes of this Section 3.21, the members of the immediate family of an officer or director shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

3.22 Customers and Supplier. Section 3.22 of the Disclosure Schedule lists the 10 largest customers and the 10 largest suppliers of the Company and the Subsidiaries (on a consolidated basis) for the fiscal year ended December 31, 2006 and for the six-month period ended June 30, 2007 and sets forth opposite the name of each such customer or supplier the approximate percentage of consolidated net sales or purchases by the Company and the Subsidiaries attributable to such customer or supplier for each such period. Since the Balance Sheet Date, no customer or supplier listed in Section 3.22 of the Disclosure Schedule has notified the Company or any of its Subsidiaries that it will stop or substantially decrease the rate of business done with the Company and the Subsidiaries, taken as a whole, except for changes in the ordinary course of the Company’s or the Subsidiaries’ business.

3.23 Compliance with Laws; Permits.

(a) The Company and each Subsidiary and each of their respective officers, directors, agents and employees have complied in all material respects with all applicable laws, including, but not limited to, federal, state, local and foreign laws pertaining to product labeling, consumer products safety, equal employment opportunity, immigration, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, pertaining to the business, the assets of the Company or the Subsidiaries or the Real Property and to which the Company or the Subsidiaries may be subject and no claims have been filed against the Company or any Subsidiary alleging a violation of any such laws. Neither the Company nor any Subsidiary is relying on any exemption from or deferral of any such applicable law that would not be available to it immediately after the Closing.

(b) The Company and each Subsidiary have, in full force and effect, all material licenses, approvals, permits and certificates, from federal, state and foreign authorities and all material licenses, approvals, permits and certificates from local authorities, in each case, necessary to conduct their respective business and own and operate their respective assets in all material respects (collectively, the “Permits”). The Company and each Subsidiary have conducted their business in material compliance with all material terms and conditions of the Permits.

(c) Neither the Company, any Subsidiary nor to the Company’s knowledge any Person representing the Company or any Subsidiary has offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, political party, political party official or candidate, official of a public international organization or any other Person in a position to assist or hinder the Company or the Subsidiaries in connection with any actual or proposed transaction, other than payments required or permitted by the laws of the applicable jurisdiction; provided, however, that any such payments shall have been in compliance with the U.S. Foreign Corrupt Practices Act.

(d) The Company and the Subsidiaries have conducted their export transactions in accordance with applicable provisions of export control laws, including any laws relating to the export of technology.

(e) Neither the Company nor any Subsidiary has and, neither has had in the past, any legal obligation to file any form, report, schedule, statement, proxy statement or other document or information with the SEC, and has not filed with the SEC any such form, report, schedule, statement, proxy statement or other document or information.

3.24 Environmental Matters.

(a) As used in this Section 3.24, the following terms have the following meanings:

(i) “Environmental Costs” means any and all costs and expenditures, including reasonable attorney’s fees and any fees of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any governmental authorization, or any actions necessary to comply with any Environmental Law.

(ii) “Environmental Laws” means all applicable federal, state, local, foreign and other laws, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including all applicable federal, state, local and other laws, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement) including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and the Waste of Electronic and Electrical Equipment and Reduction of Hazardous Substances Directives of the European Union

(iii) “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state, local, foreign or other law or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company or any Subsidiary to any imposition of costs or liability under any Environmental Law.

(iv) “List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites promulgated under CERCLA or any state remedial priority list promulgated or published pursuant to any comparable California law.

(v) “Regulatory Action” means any litigation with respect to the Company or any Subsidiary brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vi) “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release, however defined, whether intentional or unintentional, of any Hazardous Material.

(vii) “Third-Party Environmental Claim” means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b) No Third-Party Environmental Claim or Regulatory Action is pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) No Real Property is listed on a List.

(d) All transportation of Hazardous Materials by the Company or any Subsidiary to properties not owned, leased or operated by the Company or any Subsidiary has been in compliance, in all material respects, with applicable Environmental Law. The Company has not transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on the List or (ii) to the knowledge of the Company, the subject of any material Regulatory Action or Third-Party Environmental Claim.

(e) To the knowledge of the Company, no Real Property has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(f) To the knowledge of the Company, there has not been any Release of any Hazardous Material on, under, about, or from the Real Property which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) The Company’s and the Subsidiary’s use and operation of the Real Property is and has been at all times in compliance, in all material respects, with all applicable Environmental Law.

(h) Neither the Company nor any Subsidiary has generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored any Hazardous Materials on or about any part of the Real Property except in compliance, in all material respects, with all Environmental Laws.

(i) No aboveground or, to the knowledge of the Company, underground storage tanks are located on, under or about the Real Property.

(j) To the knowledge of the Company, all material environmental reports and investigations in the Company’s possession with respect to the Company, any Subsidiary or the Real Property are listed on Section 3.24(j) of the Disclosure Schedule.

(k) To the knowledge of the Company, no encumbrance has been attached or filed against the Company or any Subsidiary in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

3.25 Bank Accounts. Section 3.25 of the Disclosure Schedule sets forth a full and complete list of all bank accounts and safe deposit boxes of the Company and each Subsidiary, the number of each such account or box, and the names of the Persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction or documentation as to withdrawal, except for restrictions relating to authorized signatories or other restrictions imposed by the bank pursuant to its policies and procedures.

3.26 Vote Required. The only votes of the holders of any class or series of Company Capital Stock necessary to approve this Agreement, the Merger and the transactions contemplated by this Agreement are (i) the affirmative vote of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock, voting as a single class, (ii) the affirmative vote of the holders of a majority of the outstanding shares of Series B-1 Preferred Stock, voting as a single class, (iii) the affirmative election of the holders of 66 2/3% of the then outstanding shares of Series A-1 Preferred Stock to convert the Series A-1 Preferred Stock into Company Common Stock, (iv) the affirmative vote of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock and Company Common Stock, voting as a single class (assuming that each share of Series A-1 Preferred Stock and each share of Series B-1 Preferred Stock has been converted to shares of Company Common Stock in accordance with their respective terms) and (v) the affirmative vote of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock and Company Common Stock, voting as a single class, and no other vote of the holders of any class or series of the capital stock of the Company is necessary to approve the other transactions contemplated hereby.

3.27 Anti-takeover Plan; State Takeover Statutes.

(a) Neither the Company nor any Subsidiary of the Company has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan, or any similar plan, device or arrangement, and the board of directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement.

(b) No “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

3.28 Indemnification Obligations. The Company has no knowledge of any action, proceeding or other event pending or threatened against any officer or director of the Company or any Subsidiary which would give rise to any indemnification obligation of the Company or any Subsidiary to its officers and directors under its Charter Documents, Governing Documents or any agreement between the Company or any Subsidiary and any of its officers or directors.

3.29 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or other transaction fees customarily paid to financial advisors or brokers in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

Article IV

Representations and Warranties of Parent

Parent hereby represents and warrants to the Company that:

4.1 Incorporation and Corporate Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub is duly qualified as a foreign corporation to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified. Neither Parent nor Merger Sub is in violation of any of its respective Governing Documents.

4.2 Execution, Delivery; Valid and Binding Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate and shareholder or stockholder action, respectively, and no other corporate proceedings or shareholder or stockholder approvals, respectively, on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms, and the other documents contemplated hereby, when executed and delivered by Parent, will constitute the valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, in each case except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.3 No Violations, etc. The execution, delivery and performance of this Agreement by Parent and Merger Sub does not and the consummation of the transactions contemplated hereby will not: (a) contravene any provision of the Governing Documents of Parent or Merger Sub; (b) violate or conflict in any material respect with any federal, state, local or foreign law or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against Parent or Merger Sub, or the business or any assets of Parent or Merger Sub; (c) conflict with or result in any material breach of any of the provisions of, or constitute a material default (or any event which would, with the passage of time or the giving of notice or both, constitute a material default) under, result in a material violation of, result in the creation of a right of termination, amendment, modification, abandonment or acceleration under any indenture, hypothecation, mortgage, lease, license, loan agreement or other material agreement or instrument which is either binding upon or enforceable against Parent or Merger Sub; (d) result in the creation of any material Lien upon Parent or Merger Sub or any of the assets of Parent or Merger Sub; or (e) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or any other third party, other than in connection with the applicable requirements of the HSR Act and any other comparable foreign merger or competition laws listed in Section 3.5 of the Disclosure Schedule.

4.4 Litigation. Except as disclosed in registration statements, prospectuses, forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated by reference) filed or required to be filed by Parent with the SEC since January 1, 2006 to the date hereof, there are no material actions, arbitrations, mediations, suits, proceedings, orders or investigations pending or threatened in writing against Parent, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board bureau, agency or instrumentality, domestic or foreign or any other Person.

4.5 Financing. Parent has, or will have at Closing, funds sufficient to consummate the transactions contemplated by this Agreement.

4.6 Parent Rollover Option and Common Stock. Parent has validly reserved a sufficient number of authorized but unissued shares of common stock to be issued by Parent upon exercise of the Parent Rollover Options. The Parent Rollover Options and the shares of common stock of Parent to be issued pursuant to the exercise of the Parent Rollover Option will be duly and validly authorized and issued, will be issued in compliance with all federal and state securities and state blue sky laws, will not be issued in violation of the preemptive rights of any stockholder of Parent and shall be free of any liens or encumbrances and the common stock of Parent when issued upon exercise of the Parent Rollover Options will be fully paid and non-assessable.

4.7 SEC Reports; Financial Statements. Since January 1, 2006, Parent has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents and, except to the extent that information contained in any Parent SEC Document has been revised, modified or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as otherwise permitted by rules and regulations applicable to the filing of a Quarterly Report on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).

4.8 Reliance. Except as otherwise set forth in this Agreement or in any agreement delivered at the Closing pursuant to Section 7.2, Parent has not relied on and is not relying on any representations, warranties or other assurances regarding the Company or its business other than those representations and warranties expressly set forth in this Agreement or any document delivered at Closing.

Article V

Conduct Prior to the Closing

5.1 Conduct of the Business. The Company shall, and shall cause each Subsidiary to, observe each term set forth in this Section 5.1 and agrees that, except pursuant to Contracts in existence as of the date hereof which have been made available to Parent in the Data Room and except as set forth in Schedule 5.1 hereto, from the date hereof until the Closing Date, unless otherwise consented to by Parent in writing, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) The business of the Company and each Subsidiary shall be conducted only in, and none of the Company or the Subsidiaries shall take any action except in the ordinary course of the Company’s and each Subsidiary’s business and in accordance in all material respects with all applicable laws and the Company’s and each Subsidiary’s past custom and practice;

(b) Neither the Company nor any Subsidiary shall, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of its capital stock except for issuances pursuant to the exercise or conversion of Company Options, Company Warrants and Convertible Notes outstanding on the date hereof, each as listed in Section 3.3 of the Disclosure Schedule; (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business; (iii) amend or propose to amend its Charter Documents or Governing Documents; (iv) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its capital stock; (v) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities of such entity; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any interest in any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money (excluding advances on existing credit facilities) or issue any debt securities; (viii) permit any accounts payable owed to trade creditors to remain outstanding more than 90 days except for (A) accounts payable where the terms or the customary course of dealing that the Company or Subsidiary has with such creditors allows the accounts payable owed to such creditor to remain outstanding more than 90 days and (B) accounts payable with vendors outstanding more than 90 days which do not exceed $20,000 individually and $100,000 in the aggregate; (ix) accelerate, beyond the normal collection cycle, collection of accounts receivable; (x) materially amend or modify any Contract listed on Section 3.13 of the Disclosure Schedule, except in the normal course of business, or enter into any contract or agreement that otherwise would be listed on Section 3.13 of the Disclosure Schedule if such contract or agreement had been in effect on the date of this Agreement; or (xi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.1(b);

(c) Other than as specifically contemplated by this Agreement or as required by law, neither the Company nor any Subsidiary shall, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers, directors or consultants, or (ii) in the case of employees who are not officers, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

(d) Other than as specifically contemplated by this Agreement or as required by law, neither the Company nor any Subsidiary shall adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees, or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

(e) Neither the Company nor any Subsidiary shall cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(f) The Company and each Subsidiary shall use its best efforts to (i) preserve intact the Company’s and each Subsidiary’s business organization and goodwill, keep available the services of the Company’s and each Subsidiary’s officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company and each Subsidiary; (ii) confer on a reasonable basis with representatives of Parent to report on operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Parent of any emergency or other change in the normal course of the Company’s and each Subsidiary’s business or in the operation of the Company’s and each Subsidiary’s properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and (v) promptly notify Parent in writing if the Company or any Subsidiary shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any material respect;

(g) The Company (for purposes of this Section 5.1(g), all references to the Company shall include the Tax Affiliates) shall file (or cause to be filed) at its own expense, on or prior to the due date, all Tax Returns, including all Tax Returns and reports relating to the Plans, for all Tax periods ending on or before the Closing Date where the due date for such Tax Returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Closing Date (all Tax Returns described in this Section 5.1(g) and any schedules to be included therewith shall be, except as required by law, prepared on a basis consistent with the Tax Returns of the Company prepared for prior Tax periods); provided, however, that the Company shall provide Parent with a copy of each federal and state income or franchise Tax Return (but excluding, for the avoidance of doubt, Tax Returns not related to income or franchise Taxes, such as, without limitation, Tax Returns related to withholding or employment Taxes) at least ten (10) days prior to the due date for filing such Tax Return (including extensions) for Parent’s review, comment and approval, which approval shall not be unreasonably withheld or delayed, and the Company shall reasonably cooperate with any request of Parent in connection with such Tax Returns. The Company and Parent shall use their commercially reasonable best efforts to resolve any disputes related to such Tax Returns. In the event that the Company and Parent are not able to resolve a dispute with respect to such Tax Returns by the fifth day prior to the due date for such Tax Returns, such dispute shall be submitted for resolution to an independent accounting firm mutually agreed upon by Company and Parent. The determination made by the independent accounting firm shall be final and binding. Company and Parent shall share equally the costs of such independent accounting firm.

(h) Neither the Company nor any Subsidiary shall (i) make or rescind any material election relating to Taxes, (ii) amend any material Tax Return, (iii) consent to any adjustment of or settle or compromise, in each case, any material claim, action, suit, litigation, proceeding, arbitration, investigation or audit relating to Taxes, or (iv) agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Company or any Tax Affiliate for any period that ends on or before the Closing Date; Company shall notify Parent within five (5) days of receipt of notice by Company of any Tax audit or Tax investigation by any taxing authority, and shall provide Parent with copies of all correspondence related to such Tax audit or investigation.

(i) The Company and the Subsidiaries shall not change any of their Tax or financial accounting methods, principles, practices, or periods from those utilized in the preparation of the most recently filed Tax Returns or the Annual Financial Statements, except as required by GAAP, the statutory accounting principles and practices prescribed or permitted by the domiciliary state of the relevant Person, or applicable Tax law; and

(j) The Company and the Subsidiaries shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 3.8 hereof.

(k) The Company shall provide Parent with reasonable assistance in investigating any legal obligations or risks relating to the Company’s or any Subsidiary’s membership in the GSM Association or the WIMAX Forum and in taking, in the sole discretion of Parent, actions to reduce the impact of such legal obligations or risks on the Parent or any subsidiary thereof (including, for example, Parent negotiating with either or both of the GSM Association and/or WIMAX Forum to exclude certain intellectual property rights of Parent or any subsidiary thereof from such legal obligations). Upon written request from Parent, if given no later than 21 calendar days after the date of signing of this Agreement, the Company shall cause the Company and all Subsidiaries (to the extent such Subsidiaries are members) to withdraw from either or both of the GSM Association and/or the WIMAX Forum.

5.2 Pre-Closing Access. Between the date hereof and the Closing Date, the Company and the Subsidiaries shall afford to Parent and its authorized representatives full access at all reasonable times and upon reasonable notice to the facilities, officers, employees, products, processes, technology, business and financial records, contracts, business plans, budget and projections, and other information regarding the Company and the Subsidiaries as Parent may reasonably request, and the work papers of Grant Thornton LLP, the Company’s independent accountants, and otherwise provide such assistance as is reasonably requested by Parent in order that Parent may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Company and the Subsidiaries. In addition, the Company and its officers and directors shall cooperate fully (including providing introductions where necessary) with Parent to enable Parent to contact those third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of the Company and the Subsidiaries, set forth on Schedule 5.2 hereto.

Article VI

Additional Agreements

6.1 Company Stockholders’ Written Consent.

(a) The Company will take all action necessary under all applicable laws and the Company’s Charter Documents and Governing Documents to solicit the stockholders holding the number of shares of each class and series of its Company Capital Stock entitled to be voted on the Merger necessary to achieve the Required Stockholder Vote to execute a written consent resolving to adopt this Agreement (the “Company Stockholders’ Consent”). The Company will ensure that all actions taken to obtain the Company Stockholders’ Consent will comply with all applicable laws. Any documents disseminated to the Company’s stockholders in connection with the Company Stockholders’ Consent, including any notice required to be delivered to stockholders who have not signed the Company Stockholders’ Consent, shall be approved by Parent, which approval shall not be unreasonably withheld.

(b) The notice accompanying the Company Stockholders’ Consent or any proxy statement will include a statement to the effect that the board of directors of the Company recommends that the Company’s stockholders adopt this Agreement (the recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”). Subject to Section 6.5 hereof, the board of directors of the Company may not withdraw or modify the Company Board Recommendation in a manner adverse to Parent, and, no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent may be adopted or proposed.

6.2 Regulatory Filings. As promptly as practicable after the execution of this Agreement, Parent and the Company shall make or cause to be made all filings and submissions under any laws, including the HSR Act and the other competition filings which apply to the transactions contemplated by this Agreement, applicable to such party for the consummation of the transactions contemplated herein. The Company will coordinate and cooperate with Parent, and Parent will coordinate and cooperate with the Company in exchanging such information necessary to make such filings. Any cooperation provided by any party to the other parties towards making the necessary filings and obtaining the necessary approvals shall not derogate from or release such party from its obligations to make the necessary filings and obtain the necessary approvals applicable to such party for the consummation of the transactions contemplated herein.

6.3 Conditions. Each of Parent and the Company shall take all commercially reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish such information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Merger. Each party will take all commercially reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of or any registration, declaration or filing with, or an exemption by any Governmental Entity, or other third party, required to be obtained or made by such party in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, including all consents, waivers or approvals required under any Contracts disclosed in Section 3.13 of the Disclosure Schedule; provided, however, that Parent shall not be required to agree to any divestiture by Parent, the Company or any of Parent’s subsidiaries, or affiliates, of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company or its affiliates or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

6.4 No Negotiations.

(a) Subject to Section 6.5 hereof, from and after the date of this Agreement until the earlier to occur of the Closing Date or termination of this Agreement pursuant to its terms, the Company shall not, and the Company will instruct its officers, directors, employees, agents, representatives and affiliates, not to, directly (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal from any Person (including any of its or their officers or employees, representatives, agents, or affiliates), other than the Parent or its affiliates or representatives, (ii) participate in any discussions or negotiations regarding, or furnish to any other Person (other than the Parent or its affiliates or representatives) any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or knowingly encourage any effort or attempt by any other Person to do or seek any of the foregoing or (iii) approve, endorse or recommend any Takeover Transaction (except to the extent specifically permitted pursuant to Section 6.5 hereof), or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any possible or proposed Takeover Proposal. The Company shall promptly notify Parent if any Takeover Proposal, or any inquiry from or contact with any Person with respect to a Takeover Proposal, is made and shall promptly provide Parent with material terms regarding the Takeover Proposal, including, but not limited to pricing and structure terms.

(b) From and after the date of this Agreement until the earlier to occur of the Closing Date or termination of this Agreement pursuant to its terms, the Company shall suspend all activities related to the Company’s proposed initial public offering.

6.5 Fiduciary Obligations.

(a) The following terms will have the definitions set forth below:

(i) A “Takeover Transaction” shall mean any of the following transactions: (i) any transaction or series of related transactions with one or more third Persons involving: (A) any purchase from the Company or acquisition by any Person or “group” (as defined under Section 13(d) of the Securities and Exchange Act of 1934 and the rules and regulations thereunder) of more than 30% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning 30% or more of the total outstanding voting securities of the Company or any merger, consolidation or business combination involving the Company as a whole, or (B) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 30% of the assets of the Company (including equity securities in any Subsidiary of the Company) on a consolidated basis, or (ii) any recapitalization, liquidation or dissolution of the Company consisting of more than 30% of the consolidated assets of the Company on a consolidated basis.

(ii) A “Takeover Proposal” shall mean any offer or proposal relating to a Takeover Transaction;

(iii) A “Superior Proposal” means an unsolicited, bona fide, written Takeover Proposal made by a third Person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, (A) 50% or more of the assets of the Company on a consolidated basis or (B) 50% or more of the outstanding voting securities of the Company, and as a result of which, the stockholders of the Company immediately preceding such transaction would hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction (or its ultimate parent), which the Board of Directors of the Company has in good faith determined to be more favorable to the Company’s stockholders (in their capacity as stockholders) than the terms of this Agreement (taking into account, among other things (1) the advice of its outside legal counsel and its financial adviser, and (2) all terms of such Takeover Proposal and this Agreement (as it may be proposed to be amended by Parent)) and to be reasonably capable of being consummated on the terms proposed, taking into account legal, financial, regulatory and other aspects of such Takeover Proposal and the Person making such Takeover Proposal including, if such Takeover Proposal involves any financing, the likelihood of obtaining such financing and the terms on which such financing may be secured.

(b) Notwithstanding anything to the contrary contained in Section 6.4 hereof, in the event that the Company receives, prior to the Required Stockholder Vote (which may be obtained pursuant to the Company Stockholders’ Consent), a bona fide Takeover Proposal which is determined by its board of directors to be, or is reasonably likely to lead to, a Superior Proposal, it may then take the following actions (but only (1) if and to the extent that (x) its board of directors concludes in good faith, after receipt of advice of its outside legal counsel, that the failure to do so would create a substantial risk of liability for breach of its fiduciary duties to the Company’s stockholders under applicable law and (y) the Company has given Parent at least three business days’ prior written notice of its intention to take any of the following actions and of the identity of the Person or group making such Superior Proposal and the material terms and conditions of such Superior Proposal and (2) if it shall not have breached in any material respect any of the provisions of this Section 6.5 or Section 6.4 hereof):

(i) furnish nonpublic information to the Person or group making such Superior Proposal, provided that (A) prior to furnishing any such nonpublic information, it receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive as the terms contained in the Confidentiality Agreement, effective as of May 15, 2007, between Parent and the Company, and (B) contemporaneously with furnishing any such nonpublic information to such Person furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent); and

(ii) engage in negotiations with such Person or group with respect to such Superior Proposal; provided, however, in no event shall such party enter into any definitive agreement to effect such Superior Proposal.

(c) In response to the receipt of a bona fide Takeover Proposal which is determined by the Company’s board of directors to be a Superior Proposal, the board of directors may withhold, withdraw, amend or modify its recommendation in favor of approval and adoption of this Agreement and the Merger, and, in the case of a Superior Proposal that is a tender or exchange offer, may recommend that its stockholders accept such tender or exchange offer (any of the forgoing actions, whether by a board of directors or a committee thereof, a “Change of Recommendation”) if the board of directors of the Company has concluded in good faith, after receipt of the advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of the board of directors to effect a Change of Recommendation would create a substantial risk of liability for breach of its fiduciary duties to the Company’s stockholders under applicable law.

(d) Prior to announcing any Change of Recommendation pursuant to Section 6.5(c) hereof, the Company shall (A) provide to Parent three business days’ prior written notice which shall (x) state expressly that it intends to effect a Change of Recommendation and (y) describe any material modifications to the material terms and conditions of the Superior Proposal and the identity of the Person or group making the Superior Proposal from the description of such terms and conditions and such Person contained in the notice required under Section 6.4 hereof; (B) make available to Parent all materials and information made available to the Person or group making the Superior Proposal in connection with such Superior Proposal, and (C) during the three business-day period commencing upon receipt of the notice described in this Section 6.5(d)(A), if requested by Parent, engage in good faith negotiations with Parent to amend this Agreement in such a manner that the Takeover Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal.

(e) If the board of directors of the Company effects a Change of Recommendation, the Company shall promptly notify Parent in writing of such Change of Recommendation. If the Company or Parent thereafter terminates this Agreement in accordance with Section 8.1(e) hereof, then the Company shall promptly pay the Termination Fee to Parent pursuant to Section 8.3 hereof.

(f) Nothing contained in Section 6.4 hereof or elsewhere in this Agreement shall prohibit the Company from making any disclosure to the Company’s stockholders or any public announcement if, in the good faith judgment of the board of directors of the Company, after consultation with outside counsel, failure to so disclose would violate any applicable law or constitute the breach of a fiduciary duty of the board of directors; provided that the Company shall not, except in accordance with the provisions of Section 6.5(c) hereof withdraw or modify, or propose to withdraw or modify, its recommendation of the Merger, or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

6.6 Notification of Certain Matters. The Company or Parent, as the case may be, shall promptly notify the other party of (a) its obtaining of knowledge as to the matters set forth in clauses (i), (ii) and (iii) below, or (b) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (ii) any material failure of the Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the institution of any claim, suit, action or proceeding arising out of or related to the Merger or the transactions contemplated hereby; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

6.7 Employee Benefits.

(a) The following terms used in this Section 6.7 shall have the following meanings:

(i) “Change of Control Agreement” means an agreement to provide change in control benefits which is specifically identified as a “Change of Control Agreement” in Section 3.13(a)(i) of the Disclosure Schedule, as such agreement is in effect on the date hereof.

(ii) “Continuing Bonus Plan” means a Plan to provide bonus or incentive compensation which is specifically identified as a “Continuing Bonus Plan” in Section 3.18(a) of the Disclosure Schedule, as such Plan is in effect on the date hereof.

(iii) “Continuing Employee” means each employee, whether active or on leave of absence, of the Company or one of its Subsidiaries immediately prior to the Effective Time who continues employment with Parent, the Surviving Corporation or one of their respective subsidiaries following the Effective Time.

(iv) “Continuing Health/Welfare Plan” means a Plan to provide medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, sickness, accident, cafeteria plan or paid time off benefits which is specifically identified as a “Continuing Health/Welfare Plan” in Section 3.18(a) of the Disclosure Schedule, as such Plan is in effect on the date hereof.

(v) “Continuing Severance Program” means a Plan to provide salary continuation or termination pay which is specifically identified as a “Continuing Severance Program” in Section 3.18(a) of the Disclosure Schedule, as such Plan is in effect on the date hereof.

(b) During the period beginning at the Effective Time and ending on the one-year anniversary of the Effective Date, except as otherwise provided in any employment agreement with the Company or any Subsidiary, (i) Parent will, or will cause the Surviving Corporation to provide each Continuing Employee benefits pursuant to any Continuing Severance Program in accordance with the terms of such Continuing Severance Program, (ii) Parent will not, and will cause the Surviving Corporation not to, require any Continuing Employee to relocate his or her workplace to a workplace more than 50 miles from the location of such Continuing Employee’s workplace as of the Effective Time, and (iii) Parent will, or will cause the Surviving Corporation to provide each Continuing Employee with benefits pursuant to any Change of Control Agreement in accordance with the terms of such Change of Control Agreement.

(c) During the period beginning at the Effective Time and ending on December 31, 2007, except as otherwise provided in any employment agreement with the Company or any Subsidiary, Parent will, or will cause the Surviving Corporation to provide each Continuing Employee, as long as such Continuing Employee remains employed by Parent, the Surviving Corporation or any of their respective subsidiaries, benefits pursuant to (i) any Continuing Bonus Plan in accordance with the terms of such Continuing Bonus Plan and (ii) any Continuing Health/Welfare Plan in accordance with the terms of such Continuing Health/Welfare Plan, (iii) the Company’s 401(k) plan (to the extent that, and so long as, such Continuing Employee is enrolled in the Company’s 401(k) plan). Bonuses earned as of December 31, 2007 under a Continuing Bonus Plan will be paid in accordance with such Continuing Bonus Plan even though payment of the bonus may occur after December 31, 2007. Parent agrees that it will not take any action specifically designed to impair the ability of Continuing Employees to earn the bonuses provided for in the Continuing Bonus Plans for the primary purpose of minimizing the payments under such Continuing Bonus Plans. The Company, however, acknowledges that the transactions contemplated in this Agreement constitute a transfer of control to Parent and that, following the Closing Date, Parent and its representatives will exercise their business judgment regarding the operations of the Surviving Corporation in a manner consistent with Parent’s duties to its shareholders.

(d) With respect to employee benefit plans of Parent in which Continuing Employees become eligible to participate following the Effective Time (each, a “Parent Plan”), Parent will, or will cause the Surviving Corporation to, (i) with respect to each Parent Plan that is a medical or health plan, waive any exclusions for pre-existing conditions under such Parent Plan that would result in a lack of coverage for any condition for which the applicable Continuing Employee would have been entitled to coverage under the corresponding Plan in which such Continuing Employee was an active participant immediately prior to his or her transfer to Parent Plan and (ii) recognize service of the Continuing Employee with the Company for purposes of eligibility to participate and vesting credit, to the extent that such service was recognized for that purpose under the analogous Plan prior to such transfer; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits. Parent will, or will cause the Surviving Corporation to, credit Continuing Employees who have between four and five years of service with the Company as of the Effective Date with additional service such that the Continuing Employee is treated as having five years of service for purposes of Parent’s paid time off policy; provided that the amount of additional service credited pursuant to this sentence shall not be taken into account for purposes of any final paid time off payment in the event the Continuing Employee terminates employment with the Company before the one year anniversary of the Effective Date.

(e) Parent will, and will cause the Surviving Corporation to, honor the annual compensation increases going into effect on January 1, 2008 determined by the Company as set forth in Section 3.8(j) of the Disclosure Schedule.

(f) Parent will, and will cause the Surviving Corporation to, continue to provide payroll services (including payment and reporting of all applicable federal, state and local withholding or employment taxes, disbursements of net payroll to all Continuing Employees, maintenance of any direct deposit agreements as in effect as of the Effective Time, transfer to the Company’s 401(k) trust the amounts withheld pursuant to the Company’s 401(k) plan, and implementation of elections made under the Continuing Health/Welfare Plans) with respect to Continuing Employees for the period beginning on the Effective Date and ending on December 31, 2007.

(g) Nothing in this Agreement will be construed (i) to create a right in any Continuing Employee to employment with Parent, the Surviving Corporation or any other subsidiary of Parent or the Surviving Corporation and (ii) as an amendment or modification to any employment agreement in effect as of the Effective Time. The employment of Continuing Employees will be “at will” employment to the extent employment is “at will” as of the Effective Time. Nothing in this Agreement will be construed so as to vest in any Continuing Employee any third-party beneficiary right in the agreements of the parties hereto contained in this Section 6.7 or otherwise.

6.8 Indemnification of Officers and Directors.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and pursuant to any indemnity agreements between the Company and such person as in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of the Company, being referred to collectively as the “D&O Indemnified Parties”). From and after the Effective Time through the sixth anniversary of the of the date the Effective Time occurs, Parent shall cause the certificate of incorporation and bylaws of Merger Sub and the Surviving Corporation to contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s certificate of incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party. Parent shall honor in accordance with their terms all indemnification agreements entered into by the Company with any current or former director, officer or agent that are in effect prior to the execution of this Agreement.

(b) Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys’ fees, that may be incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.8, provided that such D&O Indemnified Parties are entitled to the indemnities sought. For six years after the Effective Time, Parent shall maintain in effect the current level and scope of directors’ and officers’ liability insurance or a tail insurance policy of the same level or scope for the six year period, in each case covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the Effective Time (a copy of which has been heretofore delivered to Parent); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 200% of the annual premium currently paid by the Company for such insurance, and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. This Section 6.8 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Company, Parent the Surviving Corporation and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

6.9 Code Section 409A Compliance. Before Closing, the Company shall use reasonable efforts to amend and otherwise bring into documentary compliance with Code Section 409A all of the Company’s Plans and arrangements (including, but not limited to, employment agreements and change of control agreements) that are subject to Code Section 409A.

6.10 Form S-8. Within 30 days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) which will register the shares of common stock of Parent subject to the Parent Rollover Options to the extent permitted by federal securities laws and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding, subject in each case to policies and practices generally applicable to options to purchase shares of common stock of Parent at such time.

Article VII

Conditions to Closing

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction of each of the following conditions on or before the Closing Date:

(a) No Injunctions or Restraints. No judgment, order, decree or law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material sanctions, damages, or liabilities directly arising out of the Merger on Parent or the Company or any of their officers or directors; or (ii) preventing the consummation of the Merger.

(b) Governmental Action. No action or proceeding shall be threatened, instituted or pending by any Governmental Entity challenging or seeking to prevent or delay consummation of or seeking to render unenforceable the Merger, asserting the illegality of the Merger or any material provision of this Agreement or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

(c) Governmental Approvals. The applicable waiting period under the HSR Act shall have expired or been terminated, and all other material governmental filings, authorizations, consents, orders or approvals that are required for the consummation of the transactions contemplated hereby will have been duly filed and, as required, obtained.

7.2 Additional Conditions to Parent’s Obligations. The obligation of Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (in Parent’s sole discretion) of each of the following conditions on or before the Closing Date:

(a) Representations and Warranties True and Correct. The representations and warranties set forth in Section 3.3 hereof shall be true and correct at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement. The representations and warranties set forth in Article III hereof (other than the representations and warranties set forth in Section 3.3 hereof) shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties except for inaccuracies of such representations, the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have a Material Adverse Effect (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein and without taking into account any disclosures by the Company of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

(b) Covenants Performed. The Company shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

(c) No Injunctions or Restraints. No judgment, order, decree or law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material limitations on the ability of Parent to acquire or hold or to exercise full rights of ownership of any securities of the Company; (ii) imposing or seeking to impose material limitations on the ability of Parent or its affiliates to combine and operate the business and assets of the Company; (iii) imposing or seeking to impose other material sanctions, damages, or liabilities directly arising out of the Merger on Parent or any of its officers or directors; or (iv) requiring or seeking to require divestiture by Parent of any portion of the business, assets or property of the Company or any Subsidiary or of Parent;

(d) Stockholder Approval. This Agreement shall have been duly adopted by the Required Stockholder Vote;

(e) Consents Obtained. The Company shall have obtained, or caused to be obtained the consents and approvals identified in Schedule 7.2(e) hereto;

(f) Consents of Holders of Company Options. The Company shall have obtained, or caused to be obtained, the executed consent and approval to the treatment of such Company Options contemplated by Sections 2.4(a)-2.4(c) hereof, as applicable, substantially in the form set forth in Exhibit D-1 or Exhibit D-2 hereto, as applicable, of holders of Company Options representing 95% of the Company Common Stock underlying outstanding Company Options and such executed consents and approvals shall be in full force and effect;

(g) Consent of Holders of Qualified Warrants. The Qualified Warrants shall have been amended to allow for the treatment contemplated by Section 2.4(d) of this Agreement;

(h) Conversion of Convertible Note. The Company shall have effected the conversion of the Convertible Notes, in the aggregate original principal amount of $6,930,000, held by Alvarion Inc. (the “Convertible Notes”) into shares of Company Common Stock, pursuant to the terms of the Convertible Notes;

(i) No Material Adverse Change. Between the date of this Agreement and the Closing Date, there shall not have occurred any event or circumstance (without taking into account any disclosures by the Company of discoveries, events or occurrences arising on or after the date hereof), which would result in or would be reasonably likely to have a Material Adverse Effect;

(j) No Damage to Properties. There shall have been no damage, destruction or loss of or to any property or properties owned or used by the Company or any Subsidiary, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a Material Adverse Effect;

(k) Key Employee Offer Letters. The offer letters executed by the employees of the Company identified in Schedule 7.2(k) hereto (the “Key Employees”) and delivered to Parent on the date hereof shall be in full force and effect, and none of such Key Employees shall have indicated any intention of not fulfilling his obligations thereunder;

(l) Appraisal Rights. The Company shall have mailed the notice required under Section 262(d)(2) of the DGCL and at least 20 days shall have elapsed from the date of mailing of such notice. As of the Closing Date, holders of no more than 5% of the Company Capital Stock (calculated in the manner set forth in Schedule 7.2(l) hereof) outstanding immediately prior to the Closing shall have exercised any appraisal rights under the DGCL;

(m) Withdrawal from Trade Groups. None of the Company and the Subsidiaries shall be a member of any trade group with respect to which the Parent has provided a written withdrawal request pursuant to Section 5.1(k); and

(n) Delivery of Certain Documents. On the Closing Date, the Company shall have delivered to Parent all of the following:

(i) a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing Date, stating that the conditions precedent set forth in Sections 7.2(a) and 7.2(b) above have been satisfied;

(ii) a copy of (A) the text of the resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, (B) the Charter Documents and Governing Documents of the Company and each of the Subsidiaries, along with a certificate executed by the Secretary of the Company, certifying to Parent that such copies are true, correct and complete copies of such resolutions, Charter Documents and Governing Documents, respectively, and that such resolutions, Charter Documents and Governing Documents were duly adopted and have not been amended or rescinded and (C) an incumbency certificate executed on behalf of the Company by the Secretary of the Company certifying the signature and office of each officer executing this Agreement and such other agreements executed on behalf of the Company contemplated in this Agreement;

(iii) copies of the third party and governmental consents and approvals referred to in Sections 7.1(c) and 7.2(e) above;

(iv) the Company’s and each Subsidiary’s minute books, stock transfer records, corporate seal and other materials related to the Company’s and each Subsidiary’s corporate administration;

(v) a copy, fully executed by Stockholders’ Representative, of the Escrow Agreement;

(vi) Parent shall have received the resignation in writing of the directors and officers of the Company and the Subsidiaries effective as of the Closing Date and each director shall have waived any and all claims against the Company and the Subsidiaries, except claims for indemnification pursuant to Section 6.8 hereof and customary expenses for board service, as of the Closing Date;

(vii) a certificate pursuant to Treasury Regulations Section 1.897-2(h) or certificates pursuant to Treasury Regulations Section 1.1445-2(b)(2), reasonably acceptable to Parent and duly executed by the relevant Persons;

(viii) copies of the consents described in Section 7.2(f) hereof and the amendment described in Section 7.2(g); and

(ix) copies of the Company Stockholders’ Consent representing the Required Stockholder Vote.

7.3 Additional Conditions to the Company’s Obligations. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (in the Company’s sole discretion) of each of the following conditions on or before the Closing Date:

(a) Representations and Warranties True and Correct. The representations and warranties set forth in Article IV hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties except for inaccuracies of such representations, the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to have a Material Adverse Effect (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein and without taking into account any disclosures by the Parent of discoveries, events or occurrences arising on or after the date hereof), except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

(b) Covenants Performed. Parent shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c) No Material Adverse Change. Between the date of this Agreement and the Closing Date, there shall not have occurred any event or circumstance, which would result in or would be reasonably likely to have a Material Adverse Effect on Parent or Merger Sub (for purposes of this Section 7.3(c) and Section 7.3(a) only, references made to the Company shall be replaced by references to Parent in the definition of Material Adverse Effect in Section 3.1(a) herein); and

(d) Delivery of Certain Documents. On the Closing Date, Parent will have delivered to the Company:

(i) a certificate of an officer of Parent dated the Closing Date, stating that the conditions precedent set forth in Sections 7.3(a) and 7.3(b) above have been satisfied;

(ii) a copy, fully executed by Parent and the Escrow Agent, of the Escrow Agreement; and

(iii) copies of the governmental consents and approvals referred to in Sections 7.1(c) above.

Article VIII

Termination

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual consent of Parent and the Company;

(b) by either Parent or the Company if there has been a material misrepresentation, material breach of warranty or breach of covenant on the part of the Company, on the one hand, or Parent, on the other, in the representations, warranties and covenants set forth in this Agreement and such material misrepresentation or material breach of warranty or covenant is not cured by the breaching party within 30 days following the receipt by the breaching party of a notice from the non-breaching party of any such breach;

(c) by either Parent or the Company if the transactions contemplated hereby have not been consummated by January 31, 2008; provided, that, neither Parent nor the Company will be entitled to terminate this Agreement pursuant to this Section 8.1(c) if Parent’s or the Company’s, respectively, willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(d) by Parent if, after the date hereof, there shall have been a Material Adverse Effect or if after the date hereof, an event shall have occurred which, so far as reasonably can be foreseen, would result in any Material Adverse Effect; except to the extent that the Company is capable of taking action to cure the Material Adverse Effect and the Company has taken such action within 30 days following written notice from Parent that such a change or such an event has occurred; or

(e) by the Company or Parent if the board of directors of the Company effects a Change of Recommendation in response to a Takeover Proposal but only after the Company provides written notice to Parent advising Parent that the board of directors of the Company has received a Takeover Proposal and specifying the material terms and conditions of such Takeover Proposal and identifying the Person making such Takeover Proposal.

8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1 hereof, all provisions of this Agreement shall terminate and there shall be no liability on the part of Parent or the Company or their respective shareholders, stockholders, officers, or directors, except that: (i) Sections 8.3 (termination fee), 10.1 (press releases), 10.2 (expenses) and 10.12 (governing law) hereof shall survive indefinitely, and (ii) notwithstanding the foregoing, the parties shall remain liable for their willful or fraudulent breaches of this Agreement prior to the time of such termination.

8.3 Termination Fee. In the event that the Company or Parent terminates this Agreement as provided in Section 8.1(e) hereof, the Company shall pay, within three business days of such termination, the sum of Five Million Dollars ($5,000,000) in same day, readily available funds (the “Termination Fee”) to Parent.

Article IX

Survival; Indemnification

9.1 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article I, Article II, Article III and Article IV hereof shall, except as provided below, survive the Closing for a period of 15 months from the Closing Date; provided, however, that if a party shall have made a claim for indemnification with respect to any specific representation(s) or warranty(ies) hereunder prior to the 15-month anniversary of the Closing Date and such claim has not been completely and finally resolved prior to such anniversary, then such claim shall survive and continue to be fully actionable until such time as it is completely and finally resolved as if the specific representation(s) or warranty(ies) upon which it is based had not yet expired. Notwithstanding the preceding sentence, the representations and warranties set forth in Sections 3.3, 3.12 and 3.14 shall survive the Closing for a period of three years from the Closing Date, provided, however, that, with respect to any specific representation or warranty set forth in Sections 3.3, 3.12 or 3.14, if a party shall have made a claim for indemnification with respect to any specific representation(s) or warranty(ies) hereunder prior to the three-year anniversary of the Closing Date and such claim has not been completely and finally resolved prior to such anniversary, then such claim shall survive and continue to be fully actionable until such time as it is completely and finally resolved as if the specific representation(s) or warranty(ies) upon which it is based had not yet expired. This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after Closing.

9.2 Indemnification by Stockholders.

(a) Subject to the limitations of Section 9.2(b) hereof, holders of Company Capital Stock and Qualified Warrants immediately prior to the Effective Time shall indemnify in full Parent, the Company and their respective officers, directors, employees, agents, shareholders, stockholders and subsidiaries (collectively, the “Parent Indemnified Parties”) and hold them harmless from and against any claim, demand, loss, liability, obligation, deficiency, action, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid (collectively “Losses”), which the Parent Indemnified Parties suffer, sustain or become subject to as a result of (i) any inaccuracy or misrepresentation in or breach of any of the representations and warranties of the Company contained in this Agreement or in the Disclosure Schedule or closing certificates delivered or to be delivered by or on behalf of the Company pursuant to the terms of this Agreement (collectively, the “Related Documents”), (ii) any breach of, or failure to perform, any covenant of the Company contained in this Agreement or any of the Related Documents, (iii) all Taxes of the Company and the Tax Affiliates for all taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date (determined with respect to periodic Taxes not based on income or receipts (e.g. property taxes) based on the proportional number of days in the relevant period and with respect to income Taxes based on a closing of the books) for any taxable period that includes (but does not end on) the Closing Date, (iv) any Claims (as defined in Section 9.5(a) hereof) or threatened Claims against any Parent Indemnified Party arising out of the actions or inactions of the Company with respect to the Company’s business or the Real Property prior to the Closing Date, (v) the failure of the Company to obtain, prior to the Effective Time, the consent of any holder of a Company Option or a Company Warrant to the treatment of such Company Option or Company Warrant as contemplated by Section 2.4 of this Agreement, (vi) any matter described under the heading “Specific Patent Issues” in Section 3.14(b) of the Disclosure Schedule which is specifically identified as covered by this Section 9.2(a)(vi) or (vii) the matters described on Schedule 7.2(l) hereto (collectively, the “Parent Losses”), provided, however, that any indemnification for Parent Losses for matters described in Sections 9.2(a)(v)-(vii) hereof shall be subject to the same provisions and conditions of this Article IX as if such matters were brought under Section 9.2(a)(i) hereof; provided, further that Parent Losses shall not include any amount for “punitive”, “consequential” or “special damages” or damages for “lost profits” except to the extent that (x) a Claim alleges such forms of damages, (y) a Parent Indemnified Party is deemed responsible therefor pursuant to such Claim and (z) the responsible Parent Indemnified Party incurs Losses as a result thereof. The calculation of any such Parent Loss will reflect (A) the amount of any Tax benefit actually recognized by the Parent Indemnified Parties for the United States federal and state income Tax purposes in the year in which such Parent Loss is suffered or incurred and which is determined by the applicably Parent Indemnified Party’s Tax Return preparers to be without material risk of being disallowed upon audit and (B) the amount of any insurance proceeds received by the Parent Indemnified Party in respect of such Parent Loss. For purposes of (A) above, a Tax benefit is “actually realized” if it can be utilized to reduce such Parent Indemnified Party’s Tax liability with respect to the Tax year in which the Parent loss is suffered or incurred, and, for the avoidance of doubt, the mere incurring or increase in a capital or net operating loss or similar Tax asset, without a resulting reduction in Tax in that year, will not be deemed a Tax benefit for purposes of this provisions. The indemnification provided by this Section 9.2(a) shall be satisfied solely from the Escrow Amount.

(b) Holders of Company Capital Stock and Qualified Warrants immediately prior to the Effective Time will be liable to the Parent Indemnified Parties for Parent Losses resulting from an inaccuracy or misrepresentation in or breach of any of the representations and warranties of the Company contained in this Agreement or in the Related Documents or from the matters described in Sections 9.2(a)(v)-(vii) hereof (i) only if Parent delivers to Stockholders’ Representative a written notice, pursuant to Sections 9.4 and 9.5 hereof, as applicable, with respect to such Parent Indemnified Party’s Claim to be indemnified for such Parent Losses prior to 15 months after the Closing Date (or, in the case of Parent Losses attributable to (A) an inaccuracy or misrepresentation in breach of the representations and warranties contained in Sections 3.3, 3.12 or 3.14 or (B) the matters described in Sections 9.2(a)(v)-(vii) hereof, prior to three years after the Closing Date), and (ii) only if the aggregate amount of all such Parent Losses exceeds $775,000 (the “Basket Amount”), in which case such holders shall be obligated to indemnify Parent Indemnified Parties for the aggregate amount of all Parent Losses, provided, however, that no Parent Indemnified Party shall make any claim for Losses pursuant to Section 9.2(a) hereof which individually does not exceed $15,000, and such claims not meeting this threshold shall not be applied in calculating the Basket Amount specified above, further provided, however, that the Basket Amount shall not apply to (X) breaches, inaccuracies or misrepresentations of representations and warranties set forth in any of Sections 3.3 and 3.12 hereof or (Y) the matters described in Sections 9.2(a)(v)-(vii) hereof. Except for fraud in connection with any breach or misrepresentation by the Company, (i) the aggregate liability of all holders of Company Capital Stock and Qualified Warrants immediately prior to the Effective Time for Parent Losses resulting from inaccuracies or misrepresentations in or breaches of any of the representations and warranties of the Company contained in this Agreement or from the matters described in Sections 9.2(a)(v)-(vii) hereof shall not exceed an amount equal to the Escrow Amount (the “Cap”) and (ii) the aggregate liability of each holder of Company Capital Stock and Qualified Warrants for such Parent Losses shall not exceed the amount contributed to the Escrow Amount by Parent on behalf of such holder; provided, however, that nothing in clause (ii) of this sentence shall be construed as limiting in any manner the availability of the Escrow Amount to satisfy the indemnification obligations of the holders of Company Capital Stock and Qualified Warrants to Parent under this Article IX.

9.3 Indemnification by Parent.

(a) Subject to the limitations of Section 9.3(b) hereof, Parent agrees to indemnify in full holders of Company Capital Stock, Qualified Options and Qualified Warrants immediately prior to the Effective Time and their respective officers, directors, employees, agents and subsidiaries (collectively, the “Holder Indemnified Parties”) and hold them harmless from and against any Losses which any of the Holder Indemnified Parties may suffer, sustain or become subject to, arising from or relating to (i) any inaccuracy or misrepresentation in or breach of any of the representations and warranties of Parent contained in this Agreement or other Related Documents or (ii) any breach of, or failure to perform, any covenant of Parent contained in this Agreement (collectively, the “Holder Losses”) provided, however, that Holder Losses shall not include any amount for “punitive”, “consequential” or “special damages” or damages for “lost profits” except to the extent that (x) a Claim alleges such forms of damages, (y) a Holder Indemnified Party is deemed responsible therefor pursuant to such Claim and (z) the responsible Holder Indemnified Party incurs Losses as a result thereof. The calculation of any such Holder Loss will reflect (A) the amount of any Tax benefit actually recognized by the Holder Indemnified Parties for the United States federal and state income Tax purposes in the year in which such Holder Loss is suffered or incurred and which is determined by the applicably Holder Indemnified Party’s Tax Return preparers to be without material risk of being disallowed upon audit and (B) the amount of any insurance proceeds received by the Holder Indemnified Party in respect of such Holder Loss. For purposes of (A) above, a Tax benefit is “actually realized” if it can be utilized to reduce such Holder Indemnified Party’s Tax liability with respect to the Tax year in which the Holder Loss is suffered or incurred, and, for the avoidance of doubt, the mere incurring or increase in a capital or net operating loss or similar Tax asset, without a resulting reduction in Tax in that year, will not be deemed a Tax benefit for purposes of this provisions.

(b) Parent will be liable to the Holder Indemnified Parties for Holder Losses from an inaccuracy or misrepresentation in or breach of any of the representations and warranties of the Parent contained in this Agreement or in the Related Documents (i) only if Stockholders’ Representative delivers to Parent a written notice, pursuant to Section 9.4 or 9.5 hereof, as applicable, with respect to such Holder Indemnified Party’s claim to be indemnified for such Holder Losses prior to 15 months after the Closing Date, and (ii) only if the aggregate amount of all such Holder Losses exceeds the Basket Amount, in which case Parent shall be obligated to indemnify the Holder Indemnified Parties for the aggregate amount of all Holder Losses, provided, however, that no Holder Indemnified Party shall make any claim for Losses pursuant to Section 9.3(a) hereof which individually does not exceed $15,000, and such claims not meeting this threshold shall not be applied in calculating the Basket Amount specified above. Except for fraud in connection with any breach or misrepresentation by Parent, Parent’s aggregate liability for Holder Losses resulting from inaccuracies or misrepresentations in or breaches of any of the representations and warranties of Parent contained in this Agreement shall not exceed the Cap.

9.4 Notice of Claims. Any written notice required to be delivered to the applicable Indemnifying Party under Section 9.2 or 9.3 hereof, as the case may be, shall specify in reasonable detail (i) the representation and warranty or covenant that is alleged to have been inaccurate or to have been breached, (ii) the basis for such allegation and (iii) if known, the aggregate amount of the Losses for which a claim is being made under this Article IX or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, to be prepared in good faith, of the aggregate potential amount of such Losses. Written notice to such Indemnifying Party of the existence of a claim shall be given by the Indemnified Party promptly after the Indemnified Party first receives notice of the potential claim; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article IX by any failure to provide such prompt notice of the existence of a claim to the applicable Indemnifying Party or to supply such relevant supporting documentation, except and only to the extent that such Indemnifying Party has been materially damaged or prejudiced as a result of such delay.

9.5 Method of Asserting Claims. As used herein, an “Indemnified Party” shall refer to a Parent Indemnified Party or Holder Indemnified Party, as applicable, and the “Indemnifying Party” shall refer to the party or parties hereto obligated to indemnify such Indemnified Party.

(a) In the event that any Indemnified Party is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a “Claim”), the Indemnified Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement unless such failure has materially damaged or prejudiced the Indemnifying Party’s ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) can diligently contest and defend such Claim. Notice of the intention to so contest and defend shall be given by the Indemnifying Party to the Indemnified Party within 20 business days after the Indemnified Party’s notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys retained by the Indemnifying Party. The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of any Indemnified Party, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by reputable attorneys of its or their own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party shall cooperate with the Indemnifying Party to the extent reasonably requested by the Indemnifying Party in the contest and defense of such Claim, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Indemnified Party if relevant to the defense of such Claim; provided that, such cooperation shall not unduly disrupt the operations of the business of the Indemnified Party or cause the Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any trade secret or confidential information of such Indemnified Party to become public. Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks the issue of an injunction, the specific election of an obligation or similar remedy, or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

(b) In the event any Indemnified Party should have a claim against the Indemnifying Party that does not involve a Claim, the Indemnified Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party or, if holders of the Company Capital Stock and Qualified Warrants immediately prior to the Effective Time are the Indemnifying Party, to the Stockholders’ Representative. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party does not dispute the claim described in such notice or fails to notify the Indemnified Party in writing within 20 business days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Indemnified Party’s notice will be conclusively deemed a liability of the Indemnifying Party, and the Indemnifying Party shall pay (subject to the Basket Amount, to the extent applicable), the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, Stockholders’ Representative and an authorized officer of Parent will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such individuals within 20 business days after the delivery of the Indemnifying Party’s notice that it disputes such claim, such dispute shall be resolved fully and finally in Minneapolis, Minnesota, by an arbitrator selected pursuant to and an arbitration governed by Commercial Arbitration Rules of the American Arbitration Association, as modified herein. The parties will jointly appoint a mutually acceptable independent arbitrator, seeking assistance in such regard from the American Arbitration Association. The arbitrator shall resolve the dispute based on the governing law, without regard to its rules of evidence, and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction. Each of Parent, on the one hand, and Stockholders’ Representative, on the other, shall bear its own fees and expenses in connection with such arbitration and shall bear 50% of the fees and expenses of the arbitrator. Stockholders’ Representative shall be entitled to deduct the amount of its fees and expenses incurred in connection with pursuing or defending Claims pursuant to this Article IX from the income received in respect of the Escrow Fund.

9.6 Sole and Exclusive Remedy. After the Closing, the rights set forth in this Article IX shall be each party’s sole and exclusive remedies against the other parties hereto for misrepresentations, inaccuracies or breaches of representations and warranties contained in this Agreement and the Related Documents or for the matters described in Sections 9.2(a)(v)-(vii) hereof. Notwithstanding the foregoing, nothing herein shall prevent any of the parties hereto from bringing an action based upon allegations of fraud in connection with this Agreement and the Related Documents. In the event such action is brought, Parent, on the one hand, and Stockholders’ Representative, on the other, shall each bear its own fees and expenses in connection with such action.

9.7 Stockholders’ Representative.

(a) Robert R. Ackerman, Jr. (the “Stockholders’ Representative”) shall act as the representative of holders of Company Capital Stock, Qualified Options and Qualified Warrants and shall be authorized to take any action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement by such Persons, to waive any requirements of this Agreement or to enter into one or more amendments or supplements to this Agreement that Stockholders’ Representative determines in Stockholders’ Representative’s sole and absolute discretion to be necessary, appropriate or advisable, which authority includes the execution and delivery of the Escrow Agreement and any amendments or supplements thereto and the performance of all obligations thereunder, including authority to collect and pay funds and dispute, settle, compromise and make all claims. The authority of Stockholders’ Representative includes the right to hire or retain, at the sole expense of the holders of Company Capital Stock, Qualified Options and Qualified Warrants, such counsel, investment bankers, accountants, representatives and other professional advisors as Stockholders’ Representative determines in Stockholders’ Representative sole and absolute discretion to be necessary, appropriate or advisable in order to perform this Agreement and the Escrow Agreement. Notwithstanding the foregoing, the Stockholders’ Representative shall not have the authority to amend, on behalf of Company Capital Stock, Qualified Options and Qualified Warrants, (i) the terms of Article II of this Agreement or (ii) any obligation of Company Capital Stock, Qualified Options and Qualified Warrants under this Agreement in a manner that expands such obligation. Any party will have the right to rely upon any action taken by Stockholders’ Representative in accordance with the powers set forth above, and to act in accordance with such action without independent investigation.

(b) Parent will have no liability to any holder of Company Capital Stock, Company Options or Company Warrants or otherwise, in each case arising out of the acts or omissions of Stockholders’ Representative, any disputes among holders of Company Capital Stock, Company Options or Company Warrants or with Stockholders’ Representative, or, provided that Parent shall have fulfilled its obligations under Sections 2.2(a) and 2.4, the consents described in Sections 7.2(d), 7.2(f), or 7.2(g) hereof. Parent may rely entirely on its dealings with, and notices to and from, Stockholders’ Representative and the Company (with copies to the Persons set forth in Section 10.4 hereof) to satisfy any obligations it might have under this Agreement, the Escrow Agreement or any other agreement referred to in this Agreement.

Article X

Miscellaneous

10.1 Press Releases and Announcements. Except as otherwise required by law or the rules of any applicable securities exchange, so long as this Agreement is in effect, Parent, Merger Sub and the Company will not, and will not permit any of their respective affiliates or representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. Parent, Merger Sub and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the others with drafts of any such releases and announcements as far in advance as possible.

10.2 Expenses. Except as otherwise expressly provided for herein, the Company on the one hand, and Parent, on the other hand, will each pay all expenses incurred by each such party in connection with the transactions contemplated hereunder, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the Related Documents (whether the transactions contemplated hereunder are consummated or not). The Company, on the one hand, and Parent, on the other, will each bear 50% of the expenses incurred in connection with the preparation and filing of any filings required by the HSR Act and any other comparable foreign merger or competition laws which are applicable to the transactions contemplated by this Agreement..

10.3 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

10.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to the parties will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Parent:	with a copy to:

ADC Telecommunications, Inc.	Dorsey & Whitney LLP
P.O. Box 1101	50 South Sixth Street
Minneapolis, MN 55440-1101	Minneapolis, MN 55402
Attn: Office of the General Counsel	Attention: Robert A. Rosenbaum
Fax: (952) 917-0893	Fax: (612) 340-7800
Notices to the Company:	with a copy to:

LGC Wireless, Inc.	Ropes & Gray LLP
2540 Junction Avenue	One Embarcadero Center, Suite 2200
San Jose, CA 95134	San Francisco, CA 94111-3711
Attn: John G. Niedermaier	Attention: Scott D. Elliott
Fax: (408) 952-2630	Fax: (415) 315-4834
Notices to the Stockholders’ Representative:	with a copy to:

Robert R. Ackerman, Jr.	Ropes & Gray LLP
c/o Allegis Capital	One Embarcadero Center, Suite 2200
345 Spear Street, Suite 345	San Francisco, CA 94111-3711
San Francisco, CA 94105	Attention: Scott D. Elliott
Fax: (415) 278-9794	Fax: (415) 315-4834

10.5 Interpretation. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The table of contents and headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. For all purposes of and under this Agreement, the words “include”, “includes” and “including” when used herein, shall be deemed in each case to be followed by the words “without limitation.” As used in this Agreement, “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity; “knowledge” means the actual knowledge of Ian Sugarbroad, John Niedermaier, Michael Frausing, Daniel Weinblatt and Melissa Madriaga, as such knowledge has been obtained in the normal conduct of the business and including such knowledge as a reasonably prudent Person in such position would have obtained upon the exercise of reasonable diligence (except that the representation of the Company contained in Section 3.14(d)(iii) shall be qualified by the actual knowledge of Persons referred to in such representation); “affiliate” has the meaning assigned to it in Rule 12b-2 of the Securities Exchange Act of 1934; and all amounts shall be deemed to be stated in U.S. dollars, unless specifically indicated otherwise.

10.6 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person or entity that is not a party or permitted assignee of a party to this Agreement, provided, however, that (i) the holders of Company Capital Stock, Company Options and Company Warrants (as to payments to be made to them pursuant to Article II hereof only), and (ii) the officers and directors of the Company (as to Section 6.8 herein only) are each intended third party beneficiaries of this Agreement.

10.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.8 Complete Agreement. This Agreement (together with the Exhibits and the Disclosure Schedule and the other documents delivered pursuant hereto or contemplated hereby) contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, other than the Confidentiality Agreement, which will continue in full force and effect until the Closing and shall survive any termination of this Agreement.

10.9 Disclosure Schedule. The Disclosure Schedule contains a series of schedules corresponding to the Sections contained in Article III. Each item so disclosed in the Disclosure Schedule shall constitute an exception to the representations and warranties to which it makes reference and shall be deemed to be disclosed with respect to each section of the Disclosure Schedule to which it relates and/or representation and warranty herein given, without the necessity of repetitive disclosure or cross-reference, so long as such item is fairly described with reasonable particularity and detail and such description provides a reasonable indication that the item applies to another schedule contained in the Disclosure Schedule.

10.10 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

10.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.13 Submission to Jurisdiction. Each of parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware or the Federal Courts sitting within the State of Delaware, and each of parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.

10.14 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND THE STOCKHOLDERS’ REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR THE STOCKHOLDERS’ REPRESENTATIVE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of page left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first above written.

ADC TELECOMMUNICATIONS, INC.

By:	/s/ Robert E. Switz

Name: Title:	Robert E. Switz President & CEO

HAZELTINE MERGER SUB, INC.

By:	/s/ James G. Mathews

Name: Title:	James G. Mathews President

LGC WIRELESS, INC.

By:	/s/ Ian V. Sugarbroad

Name: Title:	Ian V. Sugarbroad President & CEO